   As filed with the Securities and Exchange Commission on December 22, 1995
                                                            Registration No. 33-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                ----------------
                              EASTGROUP PROPERTIES
             (Exact name of registrant as specified in its charter)

            Maryland                           6798                  13-2711135
  (State or other jurisdiction     (Primary Standard Industrial   (I.R.S. Employer
of incorporation or organization)      Classification No.)       Identification No.)

                             300 One Jackson Place
                            188 East Capitol Street
                        Jackson, Mississippi 39201-2195
                                 (601) 354-3555
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                         DAVID H. HOSTER II, President
                             300 One Jackson Place
                            188 East Capitol Street
                        Jackson, Mississippi 39201-2195
                                 (601) 354-3555
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                ----------------

                                   COPIES TO:


   JOSEPH P. KUBAREK, Esq.                     DANIEL G. HISE, Esq.
Jaeckle, Fleischmann & Mugel       Butler, Snow, O'Mara, Stevens & Cannada, PLLC
   800 Fleet Bank Building              17th Floor, Deposit Guaranty Plaza
    Twelve Fountain Plaza             210 East Capitol Street, P.O. Box 22567
   Buffalo, New York 14202                Jackson, Mississippi 39225-2567
       (716) 856-0600                             (601) 948-5711


    Approximate date of commencement of proposed sale to the public: As promptly as practicable after this registration statement becomes effective.

    If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                        CALCULATION OF REGISTRATION FEE

============================================================================================================================
     Title of Each Class of          Amount to be         Proposed Maximum         Proposed Maximum            Amount of
           Securities                 Registered         Offering Price Per    Aggregate Offering Price     Registration Fee
        to be Registered                                      Unit(1)                    (1)
----------------------------------------------------------------------------------------------------------------------------
Shares of Beneficial Interest,
$1.00 par value per share . . .       682,344 Shares      $21.00                $14,329,224                $4,941.11
============================================================================================================================

(1) For purposes of calculating the registration fee pursuant to Rule 457(f), the offering price is based on the closing of the shares of beneficial interest of EastGroup Properties as reported by the New York Stock Exchange, on December 20, 1995, which was $21.00.

    The Registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                 CROSS REFERENCE SHEET PURSUANT TO RULE 404(a)
                     SHOWING THE LOCATION IN THE PROSPECTUS
               OF THE INFORMATION REQUIRED BY PART I OF FORM S-4


                        FORM S-4 ITEM                           LOCATION IN PROSPECTUS
                        -------------                           ----------------------
A.       INFORMATION ABOUT THE TRANSACTION

         1.       Forepart of Registration Statement
                  and Outside Front Cover Page
                  of Prospectus . . . . . . . . . . . . . .     Outside front cover page.

         2.       Inside Front and Outside Back Cover Pages
                  of Prospectus . . . . . . . . . . . . . .     AVAILABLE INFORMATION; INCORPORATION OF CERTAIN
                                                                DOCUMENTS BY REFERENCE; TABLE OF CONTENTS.


         3.       Risk Factors, Ratio of Earnings to Fixed
                  Charges and Other Information . . . . . .     PROXY STATEMENT/ PROSPECTUS SUMMARY.

         4.       Terms of the Transaction  . . . . . . . .     INTRODUCTION--The Merger Agreement; THE MERGER;
                                                                DESCRIPTION OF CAPITAL STOCK OF EASTGROUP; DIFFERENCES
                                                                IN SHAREHOLDERS' RIGHTS; APPENDIX A.

         5.       Pro Forma Financial Information . . . . .     INDEX TO FINANCIAL STATEMENTS.

         6.       Material Contacts with the Company Being
                  Acquired  . . . . . . . . . . . . . . . .     THE MERGER--Background of the Merger; THE MERGER--LNH
                                                                Directors' Reasons for Recommending the Merger.

         7.       Additional Information Required for
                  Reoffering by Persons and Parties Deemed to
                  be Underwriters . . . . . . . . . . . . .     Not applicable.

         8.       Interests of Named Experts
                  and Counsel   . . . . . . . . . . . . . .     Not applicable.

                        FORM S-4 ITEM                           LOCATION IN PROSPECTUS
                        -------------                           ----------------------
         9.       Disclosure of Commission Position on
                  Indemnification for Securities Act
                  Liabilities   . . . . . . . . . . . . . .     INDEMNIFICATION PROVISIONS.


B.       INFORMATION ABOUT THE REGISTRANT


         10.      Information with Respect to S-3
                  Registrants . . . . . . . . . . . . . . .     INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE;
                                                                AVAILABLE INFORMATION; INFORMATION CONCERNING
                                                                EASTGROUP; MARKET PRICES AND DIVIDENDS.

         11.      Incorporation of Certain Information by
                  Reference . . . . . . . . . . . . . . . .     INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE;
                                                                INFORMATION CONCERNING EASTGROUP
         12.      Information with Respect to S-2 or S-3
                  Registrants . . . . . . . . . . . . . . .     Not applicable.


         13.      Incorporation of Certain Documents by
                  Reference . . . . . . . . . . . . . . . .     INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.


         14.      Information with Respect to Registrants
                  Other than S-3 or S-2 Registrants . . . .     Not applicable.


C.       INFORMATION ABOUT THE COMPANY BEING ACQUIRED

         15.      Information with Respect to S-3
                  Companies . . . . . . . . . . . . . . . .     Not applicable.

                        FORM S-4 ITEM                           LOCATION IN PROSPECTUS
                        -------------                           ----------------------
         16.      Information with Respect to S-2 or S-3
                  Companies . . . . . . . . . . . . . . . .     INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE;
                                                                AVAILABLE INFORMATION; INFORMATION CONCERNING LNH;
                                                                MARKET PRICES AND DIVIDENDS.
         17.      Information with Respect to Companies Other
                  Than S-3 or S-2 Companies . . . . . . . .     Not applicable.



D.       VOTING AND MANAGEMENT INFORMATION

         18.      Information if Proxies, Consents or
                  Authorizations are to be Solicited  . . .     INTRODUCTION; VOTING AND PROXY INFORMATION; THE MERGER-
                                                                -No Dissenters' Rights; THE MERGER--Interest of LNH
                                                                Management and EastGroup in the Merger; THE MERGER--
                                                                Board of Trustees and Management of EastGroup;
                                                                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

         19.      Information if Proxies, Consents or
                  Authorizations are not to be Solicited or
                  in an Exchange Offer  . . . . . . . . . .     Not applicable.

                                 LNH REIT, INC.
                             300 ONE JACKSON PLACE
                            188 EAST CAPITOL STREET
                        JACKSON, MISSISSIPPI 39201-2195




                               ____________, 1996





Dear Shareholder:

         A special meeting of shareholders of LNH REIT, Inc. ("LNH") will be held on __________, 1996. The purpose of the meeting is to vote on a merger (the "Merger") of LNH with and into EastGroup-LNH Corporation ("Sub"), a wholly-owned subsidiary of EastGroup Properties ("EastGroup"). The proposed transaction would result in LNH being acquired by EastGroup and the shareholders of LNH receiving, in exchange for each share of common stock of LNH, the number of shares of beneficial interest of EastGroup ("EastGroup Shares"), determined by dividing the value $8.10 by the average closing price for EastGroup Shares for the 10 trading days preceding the closing of the transaction (the "Exchange Ratio"). As a result of the transaction, EastGroup will succeed to the operations and assets of LNH and LNH will cease to be a reporting company under the Securities Exchange Act of 1934, as amended.

         The proposed Merger has been approved by LNH's Board of Directors, which believes the transaction to be in the best interest of LNH and its shareholders and recommends a vote FOR its approval. The reasons for this belief are set forth in "The Merger--LNH Directors' Reasons for Recommending the Merger" in the accompanying Proxy Statement/Prospectus. The investment banking firm of Rauscher Pierce Refsnes, Inc. has issued its opinion to LNH, a copy of which is attached as Appendix B to this Proxy Statement/Prospectus, that the consideration to be received by LNH shareholders in the Merger is fair to the shareholders of LNH from a financial point of view.

         The proposed transaction is very important to you as a shareholder. Therefore, whether or not you plan to attend the meeting, I urge you to give your immediate attention to the proposal. Please review the enclosed materials, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid envelope.
                                        Very truly yours,


                                        LELAND R. SPEED
                                        Chairman of the Board of Directors

                                 LNH REIT, INC.
                             300 ONE JACKSON PLACE
                            188 EAST CAPITOL STREET
                        JACKSON, MISSISSIPPI 39201-2195

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON ____________, 1996

To the Shareholders:

         Notice is hereby given that a special meeting of shareholders of LNH REIT, Inc. ("LNH") will be held at LNH's offices, 300 One Jackson Place, 188 East Capitol Street, Jackson, Mississippi on ___________, 1996 at ____ a.m., local time, for the following purpose:

         To consider and act on a proposal to approve the Agreement and Plan of Merger dated as of December 22, 1995 among LNH, EastGroup-LNH Corporation ("Sub"), and EastGroup Properties ("EastGroup"), pursuant to which, among other things, (i) LNH will be merged with and into Sub (the "Merger"), (ii) each outstanding share of common stock of LNH will be converted into the right to receive the number of shares of beneficial interest of EastGroup ("EastGroup Shares"), determined by dividing the value $8.10 by the average closing price for EastGroup Shares for the 10 trading days preceding the closing of the transaction (the "Exchange Ratio"), and (iii) LNH will cease to exist as a separate legal entity.

         Only shareholders of record at the close of business on ____________, 1996 are entitled to notice of and to vote at the meeting and any adjournment thereof.

         Dissenting shareholders will not have appraisal rights in connection with the Merger.

                                        By Order of the Board of Directors


                                        N. Keith McKey
                                        Senior Vice-President, Chief Financial
                                        Officer and Secretary
DATE:  ____________, 1996

________________________________________________________________________________

THIS IS AN IMPORTANT MEETING.  SHAREHOLDERS ARE URGED TO VOTE BY SIGNING,
DATING AND RETURNING THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.
________________________________________________________________________________

                       PROXY STATEMENT OF LNH REIT, INC.
                                      AND
                       PROSPECTUS OF EASTGROUP PROPERTIES

  This Proxy Statement/Prospectus is being furnished to the shareholders of LNH REIT, Inc. ("LNH") in connection with the solicitation of proxies by the Board of Directors of LNH for use at the special meeting of its shareholders to be held __________, 1996, to consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger dated December 22, 1995 (the "Merger Agreement"), a copy of which is attached hereto as Appendix A. Pursuant to the Merger Agreement, LNH will be merged (the "Merger") with and into EastGroup-LNH Corporation ("Sub"), a wholly-owned subsidiary of EastGroup Properties ("EastGroup"). In the Merger, each share of common stock, $0.50 par value per share, of LNH ("LNH Shares"), will be converted into the right to receive the number of shares of beneficial interest, $1.00 par value per share, of EastGroup ("EastGroup Shares"), determined by dividing the value $8.10 by the average closing price for EastGroup Shares for the 10 trading days preceding the closing of the Merger (the "Exchange Ratio"). As a result of the Merger, LNH will cease to be a reporting company under the Securities Exchange Act of 1934, as amended.

  This document also constitutes a Prospectus of EastGroup covering the EastGroup Shares to be issued upon consummation of the Merger. EastGroup is a Maryland real estate investment trust ("REIT"), with its principal executive offices located at 300 One Jackson Place, 188 East Capitol Street, Jackson, Mississippi 39201-2195, telephone number (601) 354-3555. Sub was formed for the purpose of effecting the Merger. The principal executive offices of LNH are also located at 300 One Jackson Place, 188 East Capitol Street, Jackson, Mississippi 39201-2195, and the telephone number of LNH is (601) 354-3555.

                       ___________________________________

  NEITHER THIS TRANSACTION NOR THE SHARES OF BENEFICIAL INTEREST OF EASTGROUP HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION. THE COMMISSION HAS NOT PASSED UPON THE FAIRNESS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                       ___________________________________

               THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS
             NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING.
                ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                       ___________________________________

  Consummation of the Merger is subject to the affirmative approval of the holders of at least two-thirds of the LNH Shares outstanding and entitled to vote, and certain other conditions. EastGroup owns 515,200 of the LNH Shares entitled to vote (23.42% of the LNH Shares entitled to vote). The directors and officers of LNH do not own any of the LNH Shares entitled to vote. EastGroup's trustees and officers have indicated they intend to vote in favor of the Merger.

  The date of this Proxy Statement/Prospectus is _____________, 1996. This Proxy Statement/Prospectus is first being mailed to shareholders of LNH on or about _____________, 1996.

                             AVAILABLE INFORMATION


  EastGroup and LNH are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information may be inspected at and, upon payment of the SEC's customary charges, copies obtained from, the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports, proxy statements and other information are also available for inspection and copying at prescribed rates at the SEC's regional offices in New York, New York (Seven World Trade Center, 15th Floor, New York, New York 10007), and in Chicago, Illinois (Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60551-2511).

  EastGroup and LNH have filed with the SEC a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to shares of EastGroup to be issued in the Merger. This Proxy Statement/Prospectus constitutes the Prospectus of EastGroup filed as part of the Registration Statement. As permitted by the rules and regulations of the SEC, this Proxy Statement/Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and the exhibits listed therein, which can be inspected at the public reference facilities of the SEC noted above, and copies of which can be obtained from the SEC at prescribed rates as indicated above.

  No person has been authorized to give any information or to make any representation other than as contained herein in connection with the matters described herein and, if given or made, such information or representation must not be relied upon as having been authorized by EastGroup or LNH. Neither the delivery hereof nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the facts herein set forth since the date hereof. This Proxy Statement/Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities offered by this Proxy Statement/Prospectus or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


  Incorporated into this Proxy Statement/Prospectus by reference are the documents listed below filed by EastGroup under the Securities Exchange Act of 1934, as amended. Copies of any such documents, other than exhibits to such documents, are available without charge to each person to whom a copy of this Proxy Statement/Prospectus has been delivered upon written or oral request of such person from EastGroup, 300 One Jackson Place, 188 East Capitol Street, Jackson, Mississippi 39201-2195, Attention: Chief Financial Officer, telephone number (601) 354-3555. In order to insure timely delivery of the documents, requests should be received by ______________, 1996.

  The following documents or portions thereof are hereby incorporated into this Proxy Statement/Prospectus by reference:

  1.      EastGroup's 1994 Annual Report to Shareholders.

  2.      EastGroup's Annual Report on Form 10-K for the year ended December
          31, 1994.

  3. EastGroup's Form 10-K/A (Amendment No. 1 to 1994 Form 10-K) dated March 31, 1995.

  4. EastGroup's Quarterly Report on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995.

  5. EastGroup's Form 10-Q/A (Amendment No. 1 to Form 10-Q for the quarter ended March 31, 1995) dated May 16, 1995.

  6. EastGroup's Proxy Statement, dated April 27, 1995, used in connection with the 1995 Annual Meeting of Shareholders of EastGroup.

  7.      LNH's 1994 Annual Report to Shareholders.

  8.      LNH's Annual Report on Form 10-KSB for the year ended December 31,
          1994.

  9. LNH's Quarterly Report on Form 10-QSB for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995.

  10. LNH's Form 10-QSB/A (Amendment No. 1 to Form 10-QSB for the quarter ended March 31, 1995) dated May 16, 1995.

  11.     LNH's Current Report on Form 8-K dated April 20, 1995.

  12. LNH's Proxy Statement dated April 27, 1995, used in connection with the 1995 Annual Meeting of Shareholders.

  13.     LNH'S Current Report on Form 8-K dated December 15, 1995.

  14. The Agreement and Plan of Merger dated as of December 22, 1995 among LNH, Sub and EastGroup.

  All documents filed by LNH or EastGroup pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the meetings shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of the filing thereof. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

                               TABLE OF CONTENTS

                                                                      Page
                                                                      ----
PROXY STATEMENT/PROSPECTUS SUMMARY  . . . . . . . . . . . . . . . . .    1
         LNH REIT, Inc. and EastGroup Properties  . . . . . . . . . .    1
         Date, Time and Place of Shareholders' Meeting  . . . . . . .    1
         Record Date; Securities Entitled to Vote . . . . . . . . . .    1
         The Merger . . . . . . . . . . . . . . . . . . . . . . . . .    2
         Certain Effects of the Merger  . . . . . . . . . . . . . . .    2
         Benefits to LNH Affiliates and Conflicts of Interest . . . .    2
         Required Votes . . . . . . . . . . . . . . . . . . . . . . .    3
         Management's Recommendation  . . . . . . . . . . . . . . . .    3
         LNH Fairness Opinion . . . . . . . . . . . . . . . . . . . .    3
         Federal Tax Consequences . . . . . . . . . . . . . . . . . .    4
         Conditions to Closing . . . . . . . . . . . . . . . . . . .     4
         No Dissenters' Rights . . . . . . . . . . . . . . . . . . .     4
         Special Considerations . . . . . . . . . . . . . . . . . . .    4
         Market Prices  . . . . . . . . . . . . . . . . . . . . . . .    5
         Stock Certificates . . . . . . . . . . . . . . . . . . . . .    6
         Differences in Shareholders' Rights  . . . . . . . . . . . .    7
         Unaudited Pro Forma Consolidated Selected Financial Data . .    7
         Selected Comparative Per Share Data  . . . . . . . . . . . .    8

SPECIAL CONSIDERATIONS  . . . . . . . . . . . . . . . . . . . . . . .   10
         Benefits to LNH Affiliates and Conflicts of Interest . . . .   10
         Certain Effects of the Merger  . . . . . . . . . . . . . . .   10
         Risks of Real Estate Ownership . . . . . . . . . . . . . . .   11
         Uncertain Market for and Price of EastGroup Shares . . . . .   11
         Dividends  . . . . . . . . . . . . . . . . . . . . . . . . .   11
         No Dissenters' Rights . . . . . . . . . . . . . . . . . . .    12
         Continuation of REIT Status  . . . . . . . . . . . . . . . .   12
         Nature of Investment and Terms of Shares . . . . . . . . . .   12

INTRODUCTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         The Merger Agreement . . . . . . . . . . . . . . . . . . . .   13

VOTING AND PROXY INFORMATION  . . . . . . . . . . . . . . . . . . . .   16

THE MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         Background of the Merger . . . . . . . . . . . . . . . . . .   19

         LNH Directors' Reasons for Recommending the Merger . . . . .   23
         EastGroup's Reasons for Effecting the Merger . . . . . . . .   23
         LNH Fairness Opinion . . . . . . . . . . . . . . . . . . . .   23

          . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
         Operations Following the Merger  . . . . . . . . . . . . . .   26
         Expense-Sharing Arrangements . . . . . . . . . . . . . . . .   26
         Federal Income Tax Consequences  . . . . . . . . . . . . . .   28
         Taxation of EastGroup  . . . . . . . . . . . . . . . . . . .   29

         Taxation of the Shareholders of a REIT . . . . . . . . . . .   31
         Accounting Treatment . . . . . . . . . . . . . . . . . . . .   32
         No Dissenters' Rights  . . . . . . . . . . . . . . . . . . .   32
         Restrictions on Resales of Securities  . . . . . . . . . . .   32
         Board of Trustees and Management of EastGroup  . . . . . . .   33
         Interest of LNH Management and EastGroup in the Merger . . .   35

INFORMATION CONCERNING LNH  . . . . . . . . . . . . . . . . . . . . .   36

INFORMATION CONCERNING EASTGROUP  . . . . . . . . . . . . . . . . . .   37

MARKET PRICES AND DIVIDENDS . . . . . . . . . . . . . . . . . . . . .   39
         EastGroup Shares . . . . . . . . . . . . . . . . . . . . . .   39
         LNH Shares . . . . . . . . . . . . . . . . . . . . . . . . .   40

DIFFERENCES IN SHAREHOLDERS' RIGHTS . . . . . . . . . . . . . . . . .   41

DESCRIPTION OF CAPITAL STOCK OF EASTGROUP . . . . . . . . . . . . . .   42

INDEMNIFICATION PROVISIONS  . . . . . . . . . . . . . . . . . . . . .   43

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   43

LEGAL OPINIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . .   43

REPORTS TO SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . .   44

OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . .   44

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS  . . . . . . . . . . . . .  F-1


APPENDIX A       Agreement and Plan of Merger among EastGroup Properties,
                 EastGroup-LNH Corporation and LNH REIT, Inc. dated as of
                 December 22, 1995

APPENDIX B       Opinion of Rauscher Pierce Refsnes, Inc. dated as of__________,
                 1995

APPENDIX C       Form of tax Opinion of Jaeckle, Fleischmann & Mugel dated as of
                 ___________, 1995 as to certain tax matters

                       PROXY STATEMENT/PROSPECTUS SUMMARY


         The following summary is a selective outline of certain information from this Proxy Statement/Prospectus and is qualified in its entirety by the more detailed information and financial statements included or incorporated herein by reference.


LNH REIT, INC. AND EASTGROUP PROPERTIES

         LNH. LNH REIT, Inc. ("LNH") (formerly known as L&N Housing Corp.) is a Maryland corporation qualified as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"). LNH's primary investments consist of mortgage loans, real estate and shares of a REIT. The principal executive offices of LNH are located at 300 One Jackson Place, 188 East Capitol Street, Jackson, Mississippi 39201, and its telephone number is (601) 354-3555.

         EastGroup. EastGroup Properties ("EastGroup") is a Maryland REIT which is qualified under the Code. EastGroup owns a balanced portfolio of income producing real estate properties, with a primary emphasis on industrial buildings, garden apartment complexes and selected office properties in the southeastern and southwestern United States. At October 10, 1995, EastGroup owned or had an interest in ten apartment complexes, twenty one industrial facilities and three office buildings. For more information regarding EastGroup, see the 1994 Annual Report to Shareholders of EastGroup that accompanies this Proxy Statement/Prospectus. EastGroup-LNH Corporation ("Sub"), is a wholly-owned subsidiary of EastGroup formed on September 29, 1995 for the purpose of effecting the Merger (as defined below). EastGroup s offices are located at 300 One Jackson Place, 188 East Capitol Street, Jackson, Mississippi 39201. Its telephone number is (601) 354-3555.


DATE, TIME AND PLACE OF SHAREHOLDERS' MEETING

         The special meeting of the shareholders of LNH will be held on ______________, 1996 at _____ a.m., local time, at 300 One Jackson Place, 188
East Capitol Street, Jackson, Mississippi (the "Meeting"). The purpose of the Meeting is to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of December 22, 1995 among LNH, Sub and EastGroup (the "Merger Agreement").


RECORD DATE; SECURITIES ENTITLED TO VOTE

         The record date for the Meeting is ___________, 1996; holders of the 2,200,000 shares of common stock, $0.50 par value per LNH Share, of LNH outstanding ("LNH Shares"), are entitled to one vote per LNH Share.

THE MERGER

         Under the terms of the Merger Agreement, LNH will be merged with and into Sub (the "Merger"), EastGroup will succeed to the operations and assets of LNH and LNH will cease to exist as a separate legal entity. Upon consummation of the Merger, each outstanding LNH Share will be converted into the right to receive a certain amount of shares of beneficial interest, $1.00 par value per share, of EastGroup ("EastGroup Shares"), based on an exchange ratio (the "Exchange Ratio"). The Exchange Ratio will be determined by dividing the value $8.10 by the average closing price for EastGroup Shares for the ten trading days preceding the closing of the Merger (the "Closing Price"). No fractional EastGroup Shares will be issued but, in lieu thereof, each holder of LNH Shares otherwise entitled to receive a fractional EastGroup Share will be paid cash in an amount equal to the Closing Price. The currently outstanding EastGroup Shares will not be exchanged in the Merger. See "Introduction--The Merger Agreement."


CERTAIN EFFECTS OF THE MERGER

         If the Merger is approved, shareholders of LNH will become shareholders of EastGroup. Other than LNH's officers and directors, the shareholders of LNH who currently beneficially own ___% of the outstanding LNH Shares will only own ___% of the EastGroup Shares outstanding after the Merger and, accordingly, will have less voting power and less of a percentage interest in the LNH assets which will become assets of EastGroup by reason of the Merger. See "Special Considerations--Certain Effects of the Merger."


BENEFITS TO LNH AFFILIATES AND CONFLICTS OF INTEREST

         Two members of the four-person Board of Directors of LNH (Messrs. Speed and Bailey) are also members of the Board of Trustees of EastGroup, and have abstained from voting on the Merger as members of LNH's Board. Three officers of LNH were also officers of EastGroup at the time the Merger was proposed and negotiated. The Special Committee of the LNH Board of Directors received much of the financial, economic and other data upon which it relied in its decision making process from management personnel of LNH who are also management personnel of EastGroup. See "Special Considerations -- Benefits to LNH Affiliates and Conflicts of Interest."

         Additionally, according to the terms of the Merger Agreement, EastGroup has agreed to indemnify each of the members of the Board of Directors of LNH against certain liabilities, including any liability arising under the Merger Agreement or in connection with the Merger.

         EastGroup and LNH, along with four other companies, were parties to expense-sharing arrangements. As contemplated by the expense-sharing arrangements, the executive officers of LNH also served as executive officers of EastGroup and the other participants. These expense-sharing arrangements terminated on December 31, 1994. See "The Merger -- Expense-Sharing Arrangements." Pursuant to an Administration Agreement (defined herein), EastGroup and LNH were parties to certain arrangements concerning the administration of LNH. The Administration Agreement was terminated effective March 31, 1995. Additionally, pursuant to a Management Agreement, EastGroup, through its wholly-owned subsidiary EGP Managers, Inc. ("EGP Managers"), provides management services to LNH. See "The Merger -- Expense-Sharing Arrangements."

         The relationships described above may have resulted or may result in the directors and officers of LNH having a conflict of interest with the shareholders of LNH in the negotiation, proposal, recommendation and consummation of the Merger. In this regard, the idea of combining LNH and EastGroup originated with the common management. The transaction was first proposed, however, by a special committee of EastGroup's disinterested trustees to a committee of LNH's disinterested directors, and the structure and terms of the Merger were negotiated by these two committees, with common management providing to those committees economic analyses and information regarding the companies' respective assets.


REQUIRED VOTES

         The proposal to approve and adopt the Merger Agreement must be approved by the affirmative vote of the holders of at least two-thirds of the outstanding LNH Shares entitled to vote. As of the date hereof, the directors and officers of LNH and members of their immediate families do not beneficially own any of the outstanding LNH Shares. As of the date hereof, EastGroup owns 515,200 of the outstanding LNH Shares (23.42% of the outstanding LNH Shares). EastGroup's officers and trustees have indicated that they intend to vote all of the LNH Shares held by them in favor of the Merger. See "Voting and Proxy Information."


MANAGEMENT'S RECOMMENDATION

         The directors of LNH are of the opinion that the Merger is fair to and in the best interests of both LNH and its shareholders, and have unanimously recommended (with Messrs. Speed and Bailey abstaining) to LNH's shareholders that they vote in favor of the Merger. The Board of Directors believes that the Merger will: tend to maximize the value of LNH's assets; result in LNH shareholders owning a portion of the equity interest in a more viable entity with greater financial resources than LNH; and enable LNH shareholders to participate in the ownership of a larger and more diversified real estate investment trust than LNH. See "The Merger--LNH Directors' Reasons for Recommending the Merger."


LNH FAIRNESS OPINION

         Rauscher Pierce Refsnes, Inc. ("Rauscher Pierce") has rendered an opinion to the Board of Directors of LNH that the consideration to be received by the holders of LNH Shares in the Merger is fair from a financial point of view to such shareholders. A copy of the opinion is included as Appendix B hereto. Rauscher Pierce's opinion was based on Rauscher Pierce's review and analysis of (i) the trading histories of LNH Shares and EastGroup Shares prior to and after the public announcement of the proposed Merger on September 6, 1995 and the announcement of the revised agreement in principle on December 6, 1995; (ii) LNH's quarterly operating results for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995 plus LNH's operating results for the years ended December 31, 1992, 1993, and 1994; (iii) EastGroup's quarterly operating results for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995 plus EastGroup's operating results for the years ended December 31, 1992, 1993 and 1994; (iv) the fact that the Merger would be submitted to a vote of the shareholders of LNH; (v) the fact that the transaction is intended to be tax-free; and (vi) certain other matters and other factors as Rauscher Pierce deemed relevant. See "The Merger--LNH Fairness Opinion."


FEDERAL TAX CONSEQUENCES

         LNH has received an opinion of Jaeckle, Fleischmann & Mugel that no gain or loss will be recognized by the holders of LNH Shares to the extent they receive EastGroup Shares in the Merger in exchange for their LNH Shares, and that such shareholders' basis in the EastGroup Shares received by such LNH shareholders in the Merger will be the same as their basis in the LNH Shares exchanged. See "The Merger--Federal Income Tax Consequences."


CONDITIONS TO CLOSING

         Consummation of the Merger is subject to a number of conditions, including the approval of the Merger Agreement by the holders of two-thirds of the outstanding LNH Shares and the continued accuracy of the representations and warranties of EastGroup, Sub and LNH as of the effective date of the Merger. The representations and warranties relate to, among other things, the absence of any material adverse changes in the business or assets of EastGroup or LNH. The Merger may also be abandoned at any time prior to its consummation by the agreement of the Board of Trustees of EastGroup and the Board of Directors of LNH. See "Introduction-- The Merger Agreement."


NO DISSENTERS' RIGHTS

         If the Merger is approved, such approval will bind all the shareholders of LNH, including those who vote against the Merger or abstain or fail to return a completed Proxy. No holder of LNH Shares will have any dissenters' rights in connection with, or as a result of, the matters to be acted upon relating to the Merger at the Meeting. See "The Merger--No Dissenters' Rights."


SPECIAL CONSIDERATIONS

         Two members of LNH's four-person Board of Directors are members of EastGroup's Board of Trustees. Each of the members of the Board of Directors of LNH will enter into an indemnification agreement with EastGroup pursuant to which EastGroup will agree to indemnify such persons against certain liabilities, including any liability arising under the Merger Agreement or in connection with the Merger. Additionally, three of the officers of LNH also serve as officers of EastGroup. The Special Committee of the LNH Board of Directors received much of the financial, economic and other data upon which it relied in its decision making process from management personnel of LNH who are also management personnel of EastGroup. The relationships described above may result in the directors and officers of LNH having a conflict of interest with the shareholders of LNH in the negotiation, proposal, recommendation and consummation of the Merger. See "Special Considerations--Benefits to LNH Affiliates and Conflicts of Interest."

         Risks Associated with Real Estate. Shareholders of LNH and EastGroup should be aware that there are certain risks inherent in the ownership of real estate and the securities of companies that own real estate, and that EastGroup's assets and LNH's assets may have particular risks associated with them. These risks include, among others: adverse changes in general or local economic conditions; adverse changes in interest rates and in the availability of permanent mortgage funds which may render the acquisition, sale or refinancing of properties difficult or unattractive; existing laws, rules and regulations and judicial decisions regarding liability for a variety of potential problems related to real estate generally; adverse changes in real estate, zoning, environmental or land-use laws; increases in real property taxes and federal or local economic or rent controls; other governmental rules; increases in operating costs and the need for additional capital and tenant improvements; the supply of and demand for properties; possible insolvencies and other material defaults by tenants; overbuilding in certain markets; ability to obtain or maintain full occupancy of properties or to provide for adequate maintenance or insurance; the presence of hazardous waste materials; mechanics liens resulting from construction; property related claims and litigation; fiscal policies; and acts of God. The illiquidity of real estate investments generally impairs the ability of real estate owners to respond quickly to changed circumstances. See "Special Considerations--Risks of Real Estate Ownership."


MARKET PRICES

         EastGroup Shares are traded on the New York Stock Exchange ("NYSE") under the symbol "EGP." LNH Shares are traded on NYSE under the symbol
"LHC." The following table shows the sales prices of EastGroup Shares and LNH Shares as reported by NYSE, on the dates indicated.

                                                                                                  Closing
                                                                                                   Price
                                                                                               -------------
September 5, 1995, the last trading day before LNH and EastGroup issued a joint press release announcing that they had agreed in principle to the Merger(1):
  EastGroup Share                                                                              $  19.875
  LNH Share                                                                                        6.50

December 21, 1995, the most recent trading day prior to the date of this Proxy
Statement/Prospectus with respect to which it is practicable to provide market price information(1):

  EastGroup Share                                                                              $  20.875

  LNH Share                                                                                        7.50

----------------
(1) Price per share as of a particular day reflects the last reported transaction in the indicated shares on or before that day.


         EastGroup paid a quarterly dividend of $0.45 per EastGroup Share for the last quarter of 1994 and the first and second quarter of 1995. EastGroup increased the quarterly dividend to $0.47 per EastGroup Share for the third quarter of 1995 and paid $0.47 for the fourth quarter of 1995. LNH paid a quarterly dividend of $0.14 per LNH Share for the first and second quarter of 1994, $0.09 per LNH Share for the third and last quarter of 1994 and for the first, second and third quarter of 1995, and $0.15 for the fourth quarter of 1995. LNH paid a special dividend of $1.50 per LNH Share in the third quarter of 1994 and a special dividend of $0.66 per LNH Share in the first quarter of 1995. See "Market Prices and Dividends" for more information regarding historical market prices and dividends.


STOCK CERTIFICATES

         Promptly after the Effective Time, EastGroup shall cause its transfer agent KeyCorp Shareholder Services, Inc. (the "Exchange Agent"), to mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented LNH Shares (the "Certificate(s)"), a form Letter of Transmittal and instructions for use in effecting the surrender of the Certificate and for receiving any payment for fractional shares. Upon surrender to the Exchange Agent of a Certificate, together with such Letter of Transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate or certificates representing EastGroup Shares and cash and such surrendered Certificate shall then be cancelled. Shareholders of LNH who fail to deliver their LNH Share certificates and Letter of Transmittal to the Exchange Agent will not receive their EastGroup Share certificates, nor any dividends with respect to such EastGroup Shares, unless and until such LNH Share certificates are forwarded to the Exchange Agent. Upon the Exchange Agent's receipt of the LNH Share certificates and Letter of Transmittal, the LNH shareholder will receive all unpaid dividends, if any, with respect to such LNH Shares, without interest. Shareholders who are unable to locate their LNH Share certificates may contact the Exchange Agent at the address indicated in the Letter of Transmittal for assistance. Shareholders of EastGroup will not need to exchange their share certificates. See "Introduction--The Merger Agreement--Exchange of Shares."


DIFFERENCES IN SHAREHOLDERS' RIGHTS

         The laws and charter documents governing the rights of shareholders of EastGroup differ in certain respects from those governing the rights of shareholders of LNH. For example, shareholders of EastGroup are limited by EastGroup's Restated Declaration of Trust, as amended (the "EastGroup Declaration"), to vote only on the election and removal of trustees, amendment of the EastGroup Declaration and termination of EastGroup. LNH shareholders, however, are not restricted by LNH's Articles of Incorporation, as amended (the "LNH Articles"), as to those matters upon which LNH shareholders may vote.


UNAUDITED PRO FORMA CONSOLIDATED SELECTED FINANCIAL DATA

         The selected pro forma financial data that appears below is based on LNH's and EastGroup's historical financial data as adjusted to give effect to the Merger on the basis described in the notes to the Pro Forma Consolidated
Financial Statements (Unaudited).   See "Information Concerning EastGroup."
This information is not necessarily indicative of the results that actually would have occurred and should be read in conjunction with the Pro Forma Financial Statements (Unaudited) included elsewhere in this Proxy Statement/Prospectus.

                                                 Twelve Months Ended               Nine Months Ended
                                                December 31, 1994 for        September 30, 1995 for EastGroup
                                                EastGroup and LNH(1)                    and LNH(1)
                                                ---------------------        --------------------------------
                                                          (In thousands, except per share data)
Unaudited Pro Forma Consolidated
   Operation Data:

Net Revenues                                          $26,815                                   $24,214
Expenses                                               22,086                                    20,441

Income from operations                                  4,729                                     3,773
Income from operations per share of
   beneficial interest                                   0.99                                      0.77
Weighted average number of shares
   of beneficial interest outstanding                   4,763                                     4,874

                                                   As of September 30, 1995 for
                                                       EastGroup and LNH(1)
                                                   -----------------------------
                                                          (In thousands)
Unaudited Pro Forma Consolidated
   Balance Sheet Data:

Total assets                                                        $176,559

Total liabilities                                                     81,668
Shareholders' equity                                                  94,891


(1)      EastGroup and LNH have a December 31 fiscal year.


SELECTED COMPARATIVE PER SHARE DATA

         The following tables set forth certain information concerning EastGroup Shares and LNH Shares. Entries captioned "EastGroup pro forma consolidated" is EastGroup's and LNH's historical data combined and adjusted to give effect to the Merger on the basis described in the notes to the Pro Forma Consolidated Financial Statements (Unaudited). LNH's equivalent pro forma consolidated per share data is determined by multiplying the EastGroup pro forma consolidated data by .3857, which is the number of EastGroup Shares which will be exchanged for one LNH Share in the Merger (based on EastGroup's market price on December 20, 1995 of $21.00 per share).

         The following data should be read in conjunction with the Pro Forma Consolidated Financial Statements (Unaudited) included elsewhere in this Proxy Statement/Prospectus, EastGroup's Consolidated Financial Statements incorporated by reference in this Proxy Statement/Prospectus and LNH's Financial Statements incorporated by reference in this Proxy
Statement/Prospectus.

                                                             As of September 30, 1995
                                                              for EastGroup and LNH
                                                             ------------------------

Book value per share of beneficial interest:
 EastGroup historical                                                  $19.22

 EastGroup pro forma consolidated                                       19.46

Book value per share of common stock:
 LNH historical                                                         10.85
 LNH equivalent pro forma consolidated                                   7.51

                                                                    Year Ended           Nine Months Ended
                                                              December 31,1994           September 30, 1995
                                                              ---------------------------------------------
EastGroup:
 Historical net income per share of
     beneficial interest                                         $1.74                              $1.14
 Pro forma consolidated net income per
     share of beneficial interest                                 1.51                               1.18

 Historical consolidated cash dividends
     declared per share of beneficial interest                    1.31                               1.37



                                                                       Year Ended            Nine Months Ended
                                                                 December 31,1994           September 30, 1995
                                                                 ---------------------------------------------
LNH:
 Historical net income per share of
     common stock                                                $0.12                              $0.52
Equivalent pro forma consolidated net
   income per share of common stock                               0.58                               0.46
 Historical cash dividends declared per
     share of common stock                                        1.96                               0.93
 Equivalent pro forma consolidated cash
   dividends declared per share of common stock
                                                                  0.51                               0.53

                             SPECIAL CONSIDERATIONS


         In analyzing the Merger, shareholders of LNH should consider, among other factors, the following:


BENEFITS TO LNH AFFILIATES AND CONFLICTS OF INTEREST

         Two members of the four-person Board of Directors of LNH (Messrs. Speed and Bailey) are also members of the Board of Trustees of EastGroup, and have abstained from voting on the Merger as members of LNH's Board. Three officers of LNH are also officers of EastGroup. The Special Committee of the LNH Board of Directors received much of the financial, economic and other data upon which it relied in its decision making process from management personnel of LNH who are also management personnel of EastGroup.

         Additionally, pursuant to the Merger Agreement, EastGroup has agreed to indemnify each of the members of the Board of Directors of LNH against certain liabilities, including any liability arising under the Merger Agreement or in connection with the Merger.

         EastGroup and LNH, along with four other companies, were parties to expense-sharing arrangements pursuant to which certain executive officers of LNH also served as executive officers of EastGroup. These expense-sharing arrangements were terminated on December 31, 1994. See "The Merger -- Expense-Sharing Arrangements." Pursuant to an Administration Agreement, EastGroup and LNH were parties to certain arrangements concerning the administration of LNH. The Administration Agreement was terminated effective March 31, 1995. Additionally, pursuant to a Management Agreement, EastGroup's wholly-owned subsidiary, EGP Managers, is currently responsible for the management of LNH subject to the oversight of LNH's Board of Directors. See "The Merger -- Expense-Sharing Arrangements."

         The relationships described above may have resulted or may result in the directors and officers of LNH having a conflict of interest with the shareholders of LNH in the negotiation, proposal, recommendation and consummation of the Merger.


CERTAIN EFFECTS OF THE MERGER

         If the Merger is approved, shareholders of LNH will become shareholders of EastGroup. Other than LNH's officers and directors, the shareholders of LNH who currently beneficially own ____% of the outstanding LNH Shares will only own ____% of EastGroup Shares outstanding after the Merger and, accordingly, will have less voting power and less of a percentage interest in LNH assets which will become assets of EastGroup by reason of the Merger.

RISKS OF REAL ESTATE OWNERSHIP

         EastGroup's assets primarily consist of equity investments in various types of real property. If the Merger is consummated, shareholders of LNH will become shareholders of EastGroup, which will own all of the outstanding stock of Sub, and Sub, by operation of law, will own all of the assets of LNH. As a result, shareholders of LNH will be, as shareholders of EastGroup, subject to the risks inherent in the ownership and management of real property owned by both LNH and EastGroup. These risks include, among others: adverse changes in general or local economic conditions; adverse changes in interest rates and in the availability of permanent mortgage funds which may render the acquisition, sale or refinancing of properties difficult or unattractive; existing law, rules and regulations and judicial decisions regarding liability for a variety of potential problems related to real estate generally; adverse changes in real estate, zoning, environmental or land-use laws; increases in real property taxes and federal or local economic or rent controls; other governmental rules; increases in operating costs and the need for additional capital and tenant improvements; the supply of and demand for properties; possible insolvencies and other material defaults by tenants; overbuilding in certain markets; ability to obtain or maintain full occupancy of properties or to provide for adequate maintenance or insurance; the presence of hazardous waste materials; mechanics liens resulting from construction; property related claims and litigation; fiscal policies; and acts of God. The illiquidity of real estate investments generally impairs the ability of real estate owners to respond quickly to changed circumstances.


UNCERTAIN MARKET FOR AND PRICE OF EASTGROUP SHARES

         There can be no assurance as to the trading volume or price of EastGroup Shares after the Merger. Events outside the control of EastGroup and LNH which would adversely affect the market value of their existing real estate and other investments, as well as the market value of LNH Shares and EastGroup Shares, may occur during the period from the date of this Proxy Statement/Prospectus to the date the Merger is consummated or thereafter.


DIVIDENDS

         EastGroup has paid 63 consecutive quarterly cash distributions to its shareholders. From December 1994 until September 1995, EastGroup paid a quarterly distribution of $0.45 per EastGroup Share. Based on improvements in EastGroup's funds from operations, in September 1995, the Board of Trustees raised EastGroup's quarterly distribution from $0.45 to $0.47 per EastGroup Share. EastGroup's distribution rate of $0.47 per EastGroup Share ($1.88 on an annualized basis) represents an annual dividend yield (based upon the December 21, 1995 EastGroup Share price of $20.875) of 9.0%. Dividends paid during the twelve months ended June 30, 1995 totaled $1.80 per EastGroup Share, or 78% of EastGroup's funds from operations per EastGroup Share for the same period. EastGroup intends to maintain a conservative dividend policy, with cash dividends representing between 75% and 85% of funds from operations per EastGroup Share. For federal income tax purposes, EastGroup has determined that of the $1.74 per EastGroup Share distributed in 1994, all was ordinary income. See "The Merger--Taxation of EastGroup."


NO DISSENTERS' RIGHTS

         Shareholders of LNH who vote against the Merger (or do not vote) will be bound by the results of the vote if LNH's shareholders approve the Merger. Dissenting shareholders will not have appraisal rights in connection with, or as a result of, the matters to be acted upon relating to the Merger at the Meeting. See "The Merger--No Dissenters' Rights."


CONTINUATION OF REIT STATUS

         EastGroup is a REIT. If the Merger is approved, the shareholders of LNH will become shareholders of EastGroup and, consequently, will continue to experience the tax benefits available to REITs. See "The Merger -- Taxation of EastGroup" and "The Merger -- Taxation of the Shareholders of a REIT."


NATURE OF INVESTMENT AND TERMS OF SHARES

         If the Merger is consummated, the rights of the holders of LNH Shares that are converted into EastGroup Shares pursuant to the Merger will be governed by the Maryland General Corporation Law and Maryland Real Estate Investment Trusts Law and the rights of holders of EastGroup Shares will differ from the rights of holders of LNH Shares by virtue of different provisions appearing in the charter documents of these two companies and different statutory provisions. For example, shareholders of EastGroup are limited by the EastGroup Declaration to vote only on the election and removal of trustees, amendment of the EastGroup Declaration and termination of EastGroup. LNH shareholders, however, are not restricted by the LNH Articles or by Maryland Law as to those matters upon which LNH shareholders may vote. See "Differences in Shareholders' Rights."

                                  INTRODUCTION


         This Proxy Statement/Prospectus is being furnished to the shareholders of LNH in connection with the solicitation of proxies by the Board of Directors of LNH for use at the Meeting, which will be held on ______________, 1996, at ___________, local time, at LNH's offices, 300 One Jackson Place, 188 East Capitol Street, Jackson, Mississippi, and at all adjournments and postponements thereof.

         As set forth more fully below, at the Meeting, the holders of LNH Shares will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement. A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement/Prospectus, and is hereby incorporated by this reference into this Proxy Statement/Prospectus. Upon satisfaction of certain conditions set forth therein, the Merger Agreement provides for, among other things, (i) the merger of LNH with and into Sub, (ii) the conversion of each LNH Share outstanding into the right to receive a certain amount of EastGroup Shares based upon the Exchange Ratio (as defined below); and (iii) LNH's ceasing to exist as a separate legal entity.


THE MERGER AGREEMENT

         The statements and descriptions contained in this Proxy Statement/Prospectus with respect to the terms and conditions of the Merger Agreement are intended only as a general discussion of the Merger Agreement and are qualified in their entirety by the detailed provisions set forth in the Merger Agreement reprinted as Appendix A. Each shareholder of LNH is advised to read the Merger Agreement carefully.

         General. The Merger Agreement provides that, subject to the approval and adoption thereof by the shareholders of LNH and the satisfaction of the other conditions set forth therein, LNH will be merged with and into Sub and LNH will cease to exist as a separate legal entity. At the time the Merger becomes effective, each LNH Share will be converted into the right to receive a certain number of EastGroup Shares based on the following Exchange Ratio. The Exchange Ratio is the number of EastGroup Shares determined by dividing $8.10 by the average closing price for EastGroup Shares for the 10 trading days preceding the closing of the Merger (the "Closing Price"). It is the intention of the parties to consummate the Merger as soon as possible following adoption and approval of the Merger Agreement by the shareholders of LNH and satisfaction of all conditions (or, to the extent permitted, waiver thereof) to the parties' respective obligations to consummate the Merger. The Merger will become effective when Articles of Merger are filed with the Secretary of State of the State of Maryland and any other necessary documents are so filed (the "Effective Time"), which will occur on or about the date of the Meeting.

         Exchange of Shares. At the Effective Time, each outstanding LNH Share will be converted into the right to receive a certain amount of EastGroup Shares based on the Exchange

Ratio. No fractional EastGroup Shares will be issued but, in lieu thereof, each holder of LNH Shares entitled to receive a fractional EastGroup Share will be paid cash in an amount equal to the value of such fractional share, which value will be based on the Closing Price. No interest will be paid or accrued on any cash amounts payable in lieu of fractional shares.

         Each holder of one or more certificates that represent LNH Shares prior to the Effective Time will be required to surrender such stock certificate(s), together with a duly executed Letter of Transmittal, to the Exchange Agent, in order to receive a new certificate representing the number of whole EastGroup Shares into which such LNH Shares were converted in the Merger and the cash payable with respect to any fractional shares, as set forth in the Merger Agreement. From and after the Effective Time of the Merger, until so surrendered, each certificate that theretofore represented LNH Shares will be deemed for all purposes to evidence the number of whole shares of EastGroup into which such LNH Shares were converted in the Merger, except that dividends, if any, with respect to such LNH Shares will not be paid until the certificates for LNH Shares are forwarded to the Exchange Agent together with a properly completed Letter of Transmittal, at which time the shareholder will receive all unpaid dividends, if any, with respect to such LNH Shares, without interest. Accompanying this Proxy Statement/Prospectus is a form of Letter of Transmittal which sets forth instructions concerning procedures to be followed for the submission of LNH Share certificates to the Exchange Agent after the Effective Time.

         If a new certificate representing EastGroup Shares is to be issued in the name of a person other than the one to whom the surrendered LNH Share certificate is registered on the stock transfer books of LNH immediately prior to the Effective Time, it will be a condition of such issuance that the certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting such issuance either pay to the Exchange Agent any transfer or other taxes required by reason of the issuance to a person other than the registered owner of the certificate or establish that such tax has been paid or is not applicable.

         At and after the Effective Time, there will be no transfers of LNH Shares on the books of LNH.


         Conditions to the Merger. The obligations of EastGroup, Sub and LNH to effect the Merger are subject to the fulfillment or waiver of, among others, the following conditions: (i) no "stop order" shall be in effect with respect to the Registration Statement of which this Proxy Statement/Prospectus forms a part and there shall be no proceeding instituted or threatened by the SEC or any state to suspend the effectiveness thereof; (ii) the holders of outstanding LNH Shares shall have approved the Merger Agreement as required by LNH's organization documents and Maryland law; (iii) all necessary permits, authorizations, regulatory approvals and consents necessary for the consummation of the Merger shall have been received; and (iv) the Effective Time shall have occurred on or before April 15, 1996.

         The obligations of EastGroup and Sub to effect the Merger are also subject to the fulfillment or waiver of certain additional conditions, including the following: (i) the material accuracy of the representations and warranties made by LNH in the Merger Agreement; (ii) the material compliance by LNH with all agreements contained in the Merger Agreement required to be performed by it prior to the Effective Time; (iii) the absence of any action or proceeding that seeks to restrain, enjoin or otherwise prohibit the Merger; (iv) the receipt by EastGroup of an opinion of counsel to LNH as to certain specified matters, including LNH's good standing and existence, and LNH's authorization, execution and delivery of the Merger Agreement; (v) the receipt of all permits, authorizations, regulatory approvals and consents from third parties necessary for consummation of the Merger; and (vi) the absence of any material adverse developments with respect to the business or assets of LNH.

         The obligation of LNH to consummate the Merger is also subject to the fulfillment or waiver of certain additional conditions, including the following: (i) the material accuracy of the representations and warranties made by EastGroup and Sub in the Merger Agreement; (ii) the material compliance by EastGroup and Sub with all agreements contained in the Merger Agreement required to be performed by them prior to the Effective Time; (iii) the absence of any action or proceeding that seeks to restrain, enjoin or otherwise prohibit the Merger; (iv) the receipt by LNH of an opinion of counsel to EastGroup and Sub as to certain specified matters, including the good standing and existence of EastGroup and Sub, and the due authorization, execution and delivery by EastGroup and Sub of the Merger Agreement; (v) the confirmation by Rauscher Pierce of its fairness opinion described below as of the day before the date of the Effective Time; (vi) the receipt of all permits, authorizations, regulatory approvals and consents from third parties necessary for consummation of the Merger; and (vii) the absence of any material adverse development with respect to the business or assets of EastGroup.

         Amendment and Termination of the Merger Agreement. The Merger Agreement may be amended at any time, whether before or after approval of the Merger Agreement by LNH shareholders, by LNH, EastGroup and Sub; provided, however, that after any such approval, no amendment shall be made without the further approval of LNH shareholders if it decreases the number of EastGroup Shares to be exchanged for LNH Shares or adversely affects the rights of LNH shareholders.

         The Merger Agreement may be terminated by the mutual consent of the Boards of Trustees and Directors of EastGroup, Sub and LNH at any time prior to the Effective Time, whether before or after approval of the Merger Agreement by the shareholders of LNH. In addition, the Merger Agreement may be terminated
(i) by EastGroup or LNH if the Effective Time has not occurred on or before April 15, 1996, (ii) by the Board of Trustees of EastGroup if the conditions to its closing are not satisfied prior to the Effective Time, or (iii) by the Board of Directors of LNH if the conditions to its closing are not satisfied prior to the Effective Time.

         In the event either EastGroup or LNH elects to terminate the Merger Agreement because the other party has breached any covenant in the Merger Agreement or any representation or warranty by the other party is untrue in any material respect, the party in breach shall pay to the non-terminating party its out-of-pocket expenses incurred in connection with the Merger and the non-terminating party will have any other remedy available at law or in equity.

         If the Merger is consummated, EastGroup has agreed to indemnify each person who becomes an employee, agent, officer or trustee of EastGroup with respect to claims arising after the Effective Time, and LNH has agreed to indemnify each person who was an employee, agent, officer or director of LNH prior to the Effective Time with respect to claims arising in connection with such person's service. EastGroup has also agreed to assume any liability of LNH pursuant to such indemnification to the extent of any distributions from LNH to EastGroup or any affiliate or to the extent of any claim against any person indemnified by LNH arising under the Merger Agreement or pursuant to the Merger.

         No business will be presented, or be in order for consideration, at the Meeting other than the proposal described above and such matters as may be necessary in connection therewith.

         EastGroup is not required to submit the Merger to its shareholders for approval under Maryland law or under the EastGroup Declaration and EastGroup has elected not to do so.


                          VOTING AND PROXY INFORMATION


         The Board of Directors of LNH has fixed the close of business on __________, 1996 as the record date for determining the holders of LNH Shares entitled to receive notice of and to vote at the Meeting (the "Record Date"). At the close of business on the Record Date, there were outstanding 2,200,000 LNH Shares, the only outstanding securities of LNH entitled to vote at the Meeting. Approval of the Merger will require the affirmative vote of the holders of at least two-thirds of the outstanding LNH Shares.

         The accompanying proxy is solicited on behalf of the Board of Directors of LNH and is revocable at any time before it is exercised. A proxy may be revoked by written notice of revocation or by a later dated proxy, in either case delivered to the Secretary of LNH. Attendance at the Meeting will not automatically revoke a proxy, but a shareholder in attendance may request a ballot and vote in person, thereby revoking a prior granted proxy.

         All outstanding LNH Shares represented by properly executed and unrevoked proxies received in the accompanying form in time for the Meeting will be voted. Shareholders may (i) vote "FOR" approval of the Merger Agreement, (ii) vote "AGAINST" approval of the Merger Agreement, or (iii) "ABSTAIN" from voting on the Merger Agreement. A vote to abstain from voting on the Merger Agreement (as well as a failure to vote at all) would have the effect of a vote against the Merger Agreement. LNH Shares will be voted as instructed in the accompanying proxy. If no instructions are given, the shares will be voted for approval of the Merger Agreement.


         A proxy submitted by a shareholder may indicate that all or a portion of LNH Shares represented by such proxy are not being voted by such shareholder. This could occur, for example, when a broker is not permitted to vote shares held in street name in the absence of instructions from the beneficial owner of the shares (a "broker non-vote"). Broker non-votes will be counted in determining whether a quorum is present at the Meeting, but such shares will not be counted as having voted for or against the Merger and will have the effect of having been voted against the Merger Agreement, as approval of the Merger Agreement will require the affirmative vote of two-thirds of the outstanding LNH Shares.

         The following table sets forth information concerning ownership of LNH Shares by each person known to LNH to be the beneficial owner of more than five percent of the outstanding LNH Shares based on public filings with the SEC as of the Record Date.


                        Name and Address                               Amount and Nature of        Percent of
                      of Beneficial Owner                              Beneficial Ownership          Class
---------------------------------------------------------------        --------------------        ----------
EastGroup   . . . . . . . . . . . . . . . . . . . . . . . . . .             515,200(1)                23.42%
   300 One Jackson Place
   188 East Capitol Street
   Jackson, Mississippi  39201

Cardinal Portfolios Company and others  . . . . . . . . . . . .             139,600(2)                 6.35%
   500 Crescent Court
   Suite 250
   Dallas, Texas  75201

Dimensional Fund Advisors Inc.  . . . . . . . . . . . . . . . .             139,100(3)                 6.32%
   1299 Ocean Avenue
   Suite 650
   Santa Monica, California  90401

Spiritas, Inc.  . . . . . . . . . . . . . . . . . . . . . . . .             110,800(1)                 5.04%
   5219 Second Avenue
   Dallas, Texas   75210

----------------------

(1)      Based upon an amended Schedule 13D filed with the SEC.

(2) Based upon an amended Schedule 13D filed with the SEC by Cardinal Portfolios Company ("Cardinal") and certain individuals and entities that have business and personal relationships with the principals of Cardinal.

(3)      As disclosed in a filing with the SEC dated February 11, 1992, on
         Schedule 13G by Dimensional Fund Advisors Inc. ("Dimensional"), as registered investment advisor, Dimensional is deemed to have beneficial ownership of 139,100 LNH Shares, all of which LNH Shares are held in portfolios of DFA Investment Dimensions Group, Inc., a registered open end investment company, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, for all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such LNH Shares.

                                   THE MERGER


BACKGROUND OF THE MERGER

         In 1992, EastGroup and Walker Investments, L.P. and affiliated entities (collectively the "Walker Interests") began to purchase LNH Shares in open market transactions. At the time of these purchases Lomas Financial Corporation ("LFC") was under court protection from its creditors under Chapter 11 of the United States Bankruptcy Code. LFC owned 16% of the outstanding LNH Shares. In early 1992, EastGroup and the Walker Interests entered into an agreement with LFC pursuant to which the Walker Interests and EastGroup jointly purchased the LNH Shares owned by LFC (75% by the Walker Interests, 25% by EastGroup), and a partnership affiliated with EastGroup and Walker became the manager for LNH under the Management Agreement as part of the purchase. As a result of the purchase of LNH Shares from LFC, EastGroup and the Walker Interests jointly owned 23.12% of the outstanding LNH Shares.

         In March 1995, EastGroup announced that it had agreed to purchase the 383,775 LNH Shares owned by the Walker Interests for $7.50 per LNH Share in cash. At the same time, EastGroup also agreed to purchase the Walker Interests' share of the partnership that was the manager under the Management Agreement for $183,738 in cash. As a result of these transactions, which were consummated in April 1995, EastGroup became the beneficial owner of a total of 515,200 LNH Shares (23.42%). At the time that management proposed that EastGroup purchase the LNH Shares from the Walker Interests, management also suggested that a future business combination transaction between LNH and EastGroup might be appropriate. When it announced the agreements with the Walker Interests, EastGroup also announced that it had formed a Special Committee comprised of independent trustees (Alexander G. Anagnos and Harold B. Judell) to consider EastGroup's future strategy for its investment in LNH. EastGroup also disclosed at that time that its future strategy with respect to LNH could include a business combination transaction in which EastGroup would be the surviving entity. LNH formed a similar committee, comprised of Robert Ted Enloe and George R. Farish.

         During early April 1995, both Special Committees requested that management provide them with information with respect to LNH, EastGroup, their assets and the historic prices of LNH Shares and EastGroup Shares. EastGroup's Special Committee held a meeting by telephone on April 13, 1995, in which Messrs. Anagnos and Judell participated along with counsel and N. Keith McKey, Chief Financial Officer of both LNH and EastGroup. Mr. McKey answered the EastGroup Special Committee's questions about the financial position and results of operations of both LNH and EastGroup. The EastGroup Special Committee requested that management provide it with additional information with respect to LNH's assets.

         On May 1, 1995, the EastGroup Special Committee held another meeting by telephone, in which Messrs. Anagnos and Judell participated. Also present were counsel, Mr. McKey and David H. Hoster II, President of EastGroup and Executive Vice President of LNH. The Special

Committee conducted a detailed review of LNH's assets, and asked questions of the members of management present. In particular, the Special Committee looked into the situation with respect to the Cowesett Corners investment, which is a mortgage loan made by LNH secured by a shopping center in Rhode Island. The borrower with respect to this loan had sought protection under the United States Bankruptcy Code, and the Special Committee was concerned as to the value of LNH's investment.

         Later on May 1, 1995, the full EastGroup Board of Trustees held a meeting at which the EastGroup Special Committee discussed its findings with respect to LNH and recommended that EastGroup propose a business combination transaction to LNH if acceptable terms could be negotiated. The Board decided that EastGroup should hold off making such a proposal to LNH until legal decisions with respect to Cowesett were rendered and the status of certain other business combination transactions that EastGroup was studying became clearer.

         In mid-August 1995, common management suggested that it might be appropriate for EastGroup to consider whether to propose a business combination to LNH. The EastGroup Special Committee requested further information with respect to LNH and also directed management to prepare financial analyses with respect to a merger between LNH and EastGroup. The EastGroup Special Committee met by telephone on August 28, 1995. Messrs. Anagnos and Judell, counsel, and Messrs. McKey and Hoster participated in the meeting. After a discussion of the present situation with respect to Cowesett Corners and the financial analysis, the EastGroup Special Committee decided that it would like to meet with the LNH Special Committee. Counsel to EastGroup communicated to counsel for LNH the EastGroup Special Committee's desire to meet LNH's Special Committee.

         The LNH Special Committee met by teleconference on August 31, 1995. Messrs. Farish and Enloe participated at the meeting, and also present was LNH Counsel. Counsel reported that EastGroup management had requested the LNH Special Committee to give preliminary consideration to a merger of LNH into EastGroup based upon a ratio that would assume a value of LNH in the $7.50 per share range and the value of EastGroup in the $20.00 per share range. After a discussion of the assumed ratio, the Committee concluded that they were not presently discouraged by the values of the assumed ratio, and that they saw merit in the idea of a possible combination with EastGroup.

         On September 6, 1995, the LNH Special Committee met again in Jackson, Mississippi. Present at the meeting were Messrs. Farish, Enloe (via telephone) and LNH counsel. Also present (via telephone) for a portion of the meeting was Mr. G. Clyde Buck of Rauscher Pierce. The Committee discussed at length specific assets of LNH. Mr. Farish gave a summary of the report on the Cowesett Corners property that had been given to the full LNH Board of Directors at its regular meeting earlier in the day. According to that report, a third party had made a preliminary offer to purchase the property, but consummation of the purchase was subject to many contingencies.

         Simultaneously, the EastGroup Special Committee was also meeting in Jackson, Mississippi. Present at the meeting were Messrs. Anagnos and Judell and EastGroup counsel. Following discussion, the EastGroup Special Committee proposed that there be a merger of LNH into EastGroup in which each LNH Share would be valued at $7.50. Assuming a value per EastGroup Share of $20.00, the shares of LNH would be exchanged for EastGroup Shares in the merger at a ratio of one LNH Share for each .375 EastGroup Shares. This proposal was communicated to the LNH Special Committee.

         Following the discussion of the proposal of the EastGroup Special Committee, the LNH Special Committee offered a counter-proposal whereby each LNH Share would be converted into EastGroup Shares at a value of $8.40 per LNH Share. The EastGroup Special Committee met separately to consider the proposal, and decided that they could not recommend a transaction at that exchange ratio because it would be dilutive to EastGroup's shareholders on a funds from operations per share basis. Counsel for EastGroup met with the LNH Special Committee and its counsel to explain EastGroup's position.

         The LNH Special Committee once again met separately. With the participation of Mr. Buck, the LNH Special Committee discussed a number of factors, and sought additional information from LNH's Chief Financial Officer and from EastGroup Counsel. After that meeting, counsel to EastGroup again met with the LNH Special Committee and LNH's counsel, at which time the LNH Special Committee proposed that there be a merger of LNH into EastGroup in which each LNH Share would be valued at $7.75. The EastGroup Special Committee decided it could recommend a merger of LNH into an EastGroup wholly-owned subsidiary in which each LNH Share was converted into EastGroup Shares with a value of $7.75; provided, however, that the exchange ratio would not be greater than four tenths of one (0.4) EastGroup Share or less than three hundred seventy five thousandths of one (0.375) EastGroup Share. On September 6, 1995, the agreement in principle between the Special Committees was publicly announced.

         The LNH Special Committee met again on October 27, 1995 by teleconference. Present were Messrs. Farish and Enloe, and also present was LNH Counsel. Following a discussion of the possible sale of the Cowesett Corners property, and related issues, the LNH Special Committee decided to make alternative proposals to the EastGroup Special Committee regarding the terms of the merger, as follows: (1) assuming a sale of the Cowesett Corners property prior to the merger with EastGroup, there would be an exchange of shares at the previously agreed values, and the shareholders of LNH would also receive cash equal to the amount realized from the sale of Cowesett Corners in excess of its current net asset value; or (2) if no sale occurred, the exchange ratio in the merger would be based upon a value of $8.00 per LNH Share.

         The EastGroup Special Committee met by telephone on October 30, 1995 to consider the desire of the LNH Special Committee to revise the terms of the Merger. Messrs. Anagnos, Judell and McKey and EastGroup counsel were present at the meeting. The EastGroup Special Committee discussed the LNH Special Committee's proposal and asked questions about the Cowesett Corners situation, the complicated nature of the proposal made by the LNH Special

Committee, and the probability that the sale of Cowesett Corners would actually take place. The EastGroup Special Committee decided that it would not agree to a transaction in which consideration other than EastGroup Shares would be paid by EastGroup. The EastGroup Special Committee decided to propose to LNH a transaction in which each LNH Share would be converted into EastGroup Shares with a value of $8.00, with floor and ceiling ratios of .368 and .393.

         On November 3, 1995, the LNH Special Committee met to consider the response of the EastGroup Special Committee to its October 27 proposal.
Present by teleconference were Messrs. Farish and Enloe, and also present was LNH Counsel. Present for a portion of the meeting (via telephone) was Mr. Buck of Rauscher Pierce. Following discussion, Mr. Enloe suggested that it would be valuable for the LNH Special Committee to be furnished with an analysis by the Chief Financial Officer of LNH as to what LNH might reasonably expect to realize if all of its assets were liquidated within the next several months. The LNH Special Committee determined to request such an analysis prior to making any additional proposals to the EastGroup Special Committee.

         The LNH Special Committee met again on November 30, 1995, by teleconference. Present were Messrs. Farish and Enloe, and also present was Mr. McKey, Chief Financial Officer of LNH. Mr. Farish reported that LNH was in the process of foreclosure on the Cowesett Corners property, and would take title to it. Mr. Farish also reported that a potential buyer was still interested in the property, but that any sale of the property in the near future was not certain. There followed a discussion of the liquidation analysis furnished to the LNH Special Committee by Mr. McKey. The Committee determined that for a number of reasons it would be preferable for LNH to combine with EastGroup rather than undertake other strategic alternatives.
(See "LNH Directors' Reasons for Recommending the Merger.") The LNH Special Committee determined to propose that LNH merge into EastGroup based upon a valuation of $8.10 per LNH Share and $21.00 per EastGroup Share, with floor and ceiling ratios of .375 and .40.

         The EastGroup Special Committee met by telephone on December 4, 1995 to consider the proposal of the LNH Special Committee. Present at the meeting were Messrs. Anagnos and Judell and EastGroup counsel. The EastGroup Special Committee once again analyzed the Cowesett Corners situation, the present price of EastGroup Shares and the other assets of LNH. The EastGroup Special Committee decided to request that management do an analysis of the effect that the proposed merger as revised would have on EastGroup's funds from operations per share. If that analysis showed that the proposed merger would not be dilutive to EastGroup's funds from operations per share, the EastGroup Special Committee would accept the proposal by the LNH Special Committee.

         On December 6, 1995, the LNH Special Committee met in Atlanta, Georgia. The LNH Special Committee determined that the shareholders should be offered a specific dollar value of EastGroup Shares for their LNH Shares and that the final exchange ratio should not be subject to a collar. They also requested the 30 day trading period be reduced to 10 days. Later on

December 6, 1995, the LNH Special Committee met with the EastGroup Special Committee, and the two special committees reached the revised agreement in principle on the Merger. The revised agreement in principle was announced on December 6, 1995. On December 22, 1995, the Merger Agreement was executed by the parties.


LNH DIRECTORS' REASONS FOR RECOMMENDING THE MERGER

         As a result of the decrease in the amount of LNH's assets during recent years, the directors considered whether it was in the best interest of LNH's shareholders to maintain its status as a separate public company with all of the costs attached thereto or conbine with EastGroup. The Merger will allow LNH to avoid what would probably be an indefinitely extended process of liquidating its assets, with no assurance that those assets could be liquidated at values approximating their current net asset values on the books of LNH, or that they could be liquidated at all. During such an uncertain process, LNH would continue to incur fixed costs of managing its residual assets. Ownership of EastGroup Shares would provide LNH Shareholders with an immediate increase in dividend income, improved liquidity and significantly greater potential for market value appreciation. LNH's directors also considered the fact that the Merger is a tax-free reorganization, that the price offered by EastGroup represented a premium over the prevailing market price for LNH Shares and that the price offered by EastGroup for LNH Shares exceeded the price paid by EastGroup to the Walker Interests.


EASTGROUP'S REASONS FOR EFFECTING THE MERGER

         The Merger will have the effect of increasing the number of outstanding EastGroup Shares, which is in accordance with EastGroup's strategy of increasing its market capitalization. Since LNH has no debt, the Merger will decrease EastGroup's debt-to-equity ratio, and adding LNH's assets to EastGroup's portfolio will increase EastGroup's liquidity. Also, as a result of the Merger, LNH will cease to be a publicly held company and the cost attendant thereto will be saved, benefitting the shareholders of EastGroup because EastGroup is a 23% shareholder in LNH and EastGroup's shareholders are bearing their proportionate share of the cost of maintaining LNH as a public company.


LNH FAIRNESS OPINION

         LNH engaged Rauscher Pierce on October 19, 1995 to evaluate the fairness from a financial point of view of the consideration to be received in the Merger by the shareholders of LNH. Rauscher Pierce has not performed investment banking services for LNH or EastGroup during the past five years, but it has performed investment banking services for The Parkway Company, First Continental Real Estate Investment Trust and Eastover Corporation. The Parkway Company and Eastover Corporation were parties to the Expense-Sharing Agreement described below, and First Continential Real Estate Investment Trust was merged into The Parkway Company. See "--Expense-Sharing Arrangements". LNH agreed to pay Rauscher Pierce a fee of $50,000 plus reasonable out-of-pocket expenses for its services. LNH agreed to pay Rauscher Pierce 50% of such amount when it engaged Rauscher Pierce and the remaining 50% upon the delivery of Rauscher Pierce's opinion or termination of the transaction.

         LNH interviewed three investment banking firms with which it was familiar with a view to selecting one firm to opine on the fairness of the Merger, and selected Rauscher Pierce on the basis of Rauscher Pierce's general reputation. As part of Rauscher Pierce's investment banking business, Rauscher Pierce is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes.

         On December 21, 1995, Rauscher Pierce delivered to the Board of Directors of LNH its written opinion dated December 21, 1995 setting forth its opinion that, based on its review and on the information provided to it by LNH and EastGroup, the consideration to be received by shareholders of LNH in the Merger is fair to LNH and its shareholders from a financial point of view. A copy of Rauscher Pierce's opinion is reproduced as Appendix B to this Proxy Statement/Prospectus and should be read in its entirety.

         Rauscher Pierce's opinion was based on Rauscher Pierce's review and analysis of, among other things: (i) the trading histories of LNH Shares and EastGroup Shares prior to and after the public announcement of the proposed Merger; (ii) LNH's quarterly operating results for the quarters ended March 31, 1995, June 30, 1995, September 30, 1995 and yearly operating results for the years ended December 31, 1992, 1993 and 1994; (iii) EastGroup's quarterly operating results for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995 plus EastGroup's operating results for the years ended December 31, 1992, 1993 and 1994; (iv) the fact that the Merger would be submitted to a vote of the shareholders of LNH; (v) the fact that the transaction is intended to be tax-free; and (vi) certain other matters and other factors as Rauscher Pierce deemed relevant such as the lack of indications of interest in LNH's assets from any third party.

         As part of its review, Rauscher Pierce reviewed: (i) drafts of the Agreement and Plan of Merger subsequently dated December 22, 1995 and entered into by EastGroup, Sub and LNH; (ii) an analysis dated November 8, 1995, prepared by LNH, of the values of assets and liabilities of LNH and EastGroup with adjustments for the estimated fair market value of certain assets;
(iii) EastGroup's recent annual and quarterly reports filed pursuant to the Exchange Act; (iv) LNH's recent annual and quarterly reports filed pursuant to the Exchange Act; (v) EastGroup's Notice of Annual Meeting and Proxy Statement dated April 27, 1995; (vi) LNH's Notice of Annual Meeting and Proxy Statement dated April 27, 1995; and (vii) a draft of this Registration Statement on Form S-4. In addition, representatives of Rauscher Pierce discussed with management of EastGroup and LNH the respective outlooks for future operating results, the assets and liabilities of both companies, various matters disclosed in the documents Rauscher Pierce reviewed as described above, and other matters Rauscher Pierce considered relevant to its review.

         Stock Trading Histories. As noted above, Rauscher Pierce reviewed the trading histories of LNH Shares and EastGroup Shares prior to and after the September 6, 1995 public announcement that EastGroup and LNH had agreed in principal to the proposed Merger. Based on such review, Rauscher Pierce observed that the $8.10 per LNH Share in market value of EastGroup Shares to be issued represented a 27% premium to LNH shareholders over the 6.375 average price during July 1995 of LNH Shares and an 8% premium over the highest price of LNH Shares during the past 12 months of $7.50 per LNH Share.

         Annual and Quarterly Operating Results. Rauscher Pierce reviewed LNH's and EastGroup's quarterly operating results as set forth in their quarterly reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995 plus their annual reports and Form 10-K for the years ended December 31, 1992, 1993 and 1994.

         Submission to a Vote of LNH's Shareholders. Rauscher Pierce noted that the Merger will be submitted to a vote of LNH's Shareholders.

         No Unrecognized Value. Rauscher Pierce noted that there is no potential source of substantial "hidden" or "unrecognized value" in LNH that would suddenly make the assets of LNH much more valuable in the future.

         No Dilution. Rauscher Pierce considered certain specific information regarding the potential dilution per EastGroup Share from such items as outstanding options, stock appreciation rights and incentive compensation units. Assuming the exercise of all such items, the resulting dilution of approximately 0.19% was considered by Rauscher Pierce to be immaterial to the analysis of the fairness of the Merger.

         Rauscher Pierce also noted that although the estimated liquidation value per share of LNH's assets exceeds the $8.10 per share price established in the Merger Agreement, the distribution of such liquidation proceeds would be taxable to LNH's shareholders. The Merger is intended to be a reorganization under the Code, resulting in no taxable income being recognized by LNH's shareholders and a carryover tax basis in the EastGroup shares received in the Merger.

         Rauscher Pierce indicated that based upon its review and analysis and considering the lack of other interested buyers of LNH, the consideration to be received in the Merger by the shareholders of LNH was fair to LNH's shareholders from a financial point of view.

         Neither LNH, EastGroup nor any other person imposed any limitation of any nature on the scope or any other aspect of Rauscher Pierce's review. Rauscher Pierce did not independently verify the accuracy of any of the information provided to it by EastGroup or LNH, and did not make an independent evaluation or appraisal of specific real estate holdings or other assets of EastGroup or LNH. The consideration to be paid to LNH shareholders upon consummation of the Merger was determined by negotiations between directors and officers of LNH and trustees and officers of EastGroup; Rauscher Pierce did not recommend the amount.

OPERATIONS FOLLOWING THE MERGER

         If the Merger Agreement is approved by the shareholders of LNH, EastGroup will survive as the parent corporation, and LNH will merge with and into Sub, which will succeed to all of the assets and liabilities of LNH. EastGroup, both directly and through its subsidiaries, will continue to actively seek new investment properties to add to its portfolio of real estate properties. See "Information Concerning EastGroup."


EXPENSE-SHARING ARRANGEMENTS

        Description of Arrangements.   Until December 31, 1994, EastGroup had
an expense-sharing agreement with Congress Street Properties, Inc. ("Congress Street"), The Parkway Company ("Parkway"), and Eastover Corporation ("Eastover") pursuant to which the participants shared administrative offices at the same location in Jackson, Mississippi and common officers and other personnel, subject to the authority of the board of each member company to elect or appoint and remove its officers in accordance with its certificate of incorporation, declaration of trust or other charter documents and applicable law. EB, Inc. ("EB") had a separate administrative agreement with Congress Street which allowed EB to participate in the expense-sharing arrangement on the same basis as the companies which were parties to the expense-sharing agreement. Under this arrangement, the participants shared the cost of the common officers and other employees and of shared facilities and activities. These common costs were initially paid by Congress Street, which served as the administrator of the arrangement, and the other participants paid Congress Street an annual fee (on a monthly basis) of one-half of one percent of their assets which were publicly-traded securities. After these fees and any profits of Eastover Realty Corporation, a real estate company that was a subsidiary of Congress Street, were subtracted from total common costs, the remaining common costs were allocated on a monthly basis among EastGroup, Parkway, Congress Street, Eastover and EB (collectively, the "Expense-Sharing Participants") in proportion to their assets other than publicly-traded securities, based on their balance sheets as contained in their most recent SEC filings. Certain costs which the common officers believed to be particularly attributable to each member company were not shared. These non-allocable costs included but were not limited to directors' and trustees' fees, legal, audit and stock transfer expenses, stationery and items of similar nature. Since the allocation formula was not based upon actual costs incurred by each member company, the allocation may have, from time to time, resulted in a greater or lesser charge to each member company than would have resulted if actual costs to each member company were allocated.

        In connection with the business combinations involving the Expense-Sharing Participants (i.e., Congress Street merged with a wholly-owned subsidiary of Parkway on November 29, 1994, Eastover combined with EastGroup on December 22, 1994 and EB combined with Parkway on April 27, 1995), the above described expense-sharing arrangements terminated on December 31, 1994, except that EastGroup had the responsibility for managing LNH under the prior administration agreement between LNH and Congress Street. See "-- Administration Agreement." Since that date, Parkway and EastGroup each have their own respective officers and employees, who do not serve as officers or employees of the other company, except for Leland R. Speed, who continues to serve as the Chief Executive Officer of both companies, and a small number of clerical and support staff employees. The officers of EastGroup also continue to serve as officers of LNH; in addition, the President of Parkway--Steven G. Rogers--continues to serve as an officer of LNH. David H. Hoster II and N. Keith McKey, who formerly served as officers of all the Expense-Sharing Participants, now serve as officers of EastGroup and LNH and not Parkway. EastGroup, LNH and Parkway continue to share the same leased office space at One Jackson Place in Jackson, Mississippi and share the services of Mr. Speed and certain clerical and support staff employees and expenses related thereto are shared among Parkway and EastGroup (except for certain costs which can be attributed to either company based on its actual use of the services involved). LNH's costs are paid as provided in the Management Agreement (described below).

        LNH Management Agreement. LNH has no salaried employees; its officers are elected by the Board of Directors solely to facilitate the execution of commitments and other obligations on behalf of LNH. Except for certain benefits received pursuant to the Incentive Compensation Plan effective October 1, 1993, none of the officers of LNH receives any remuneration from LNH in his or her capacity as an officer of LNH. EGP Managers provides all executive and administrative personnel, office space and general services required by LNH.

        Management services for LNH are rendered by EGP Managers under a Management Agreement. Until April 3, 1995, the manager, pursuant to the Management Agreement, was LNH REIT Managers, a Mississippi general partnership in which Walker Managers, L.P. ("Walker") and EGP Managers were equal partners. In connection with EastGroup's purchase of 383,775 LNH Shares for $7.50 in cash per LNH Share from affiliates of Walker, EGP Managers purchased Walker's one-half interest in LNH REIT Managers, and EGP Managers replaced LNH REIT Managers as manager under the Management Agreement. EGP Managers is entitled to receive a basic annual fee (the "Basic Fee"), payable in monthly installments, equal to the sum of 1.25% of the first $100,000,000 or portion thereof of LNH's Invested Assets (as defined in the Management Agreement), 1.125% of the second $100,000,000 or portion thereof, 1.00% of the third $100,000,000 or portion thereof, 0.875% of the fourth $100,000,000 or portion thereof and 0.75% of the portion (if any) of Invested Assets exceeding $400,000,000.

        EGP Managers may also receive incentive compensation equal to the excess, if any, of (x) the Average Annual Incentive Fee (as defined below) for the period from May 26, 1981 (the date on which LNH received the net proceeds of the public offering of LNH Shares), to the end of any fiscal year, multiplied by the number of 12-month fiscal years and fractions thereof in such period, over (y) the aggregate amount of incentive fee, if any, earned by the manager in prior years. The "Average Annual Incentive Fee" at the end of any fiscal year will be equal to the sum of:

        (i) 10% of the amount by which the Average Annual Net Profit (as defined in the Management Agreement) from May 26, 1981, to such time exceeds 12% of the Average Net Worth (as defined in the Management Agreement) for such period; and

        (ii) 5% of the amount by which the Average Annual Net Profit from May 26, 1981, to such time exceeds 17% of the Average Net Worth for such period; and

        (iii) 5% of the amount by which the Average Annual Net Profit from May 26, 1981, to such time exceeds 22% of the Average Net Worth for such period.

        During the year ended December 31, 1994, LNH paid Management Fees of $338,000. EGP Managers did not receive incentive compensation in the fiscal year ended December 31, 1994, and is not expected to receive incentive compensation in the current fiscal year. Effective July 1, 1994, EGP Managers agreed to amend the Management Agreement to provide that the Management Fee paid by LNH will not exceed $29,167 per month. The Management Agreement will be terminated on the Effective Date.

        Administration Agreement. Effective April 22, 1992, LNH REIT Managers entered into an administration agreement (the "Administration Agreement"), with Congress Street. Under the Administration Agreement, Congress Street (and later EastGroup) administered the day-to-day business of LNH in return for a $125,000 annual fee, payable by LNH's manager. In connection with the termination of the expense-sharing arrangements described above, EastGroup assumed Congress Street's duties under the Administration Agreement. The Administration Agreement was terminated effective March 31, 1995.


FEDERAL INCOME TAX CONSEQUENCES

        Set forth below is a discussion of certain federal income tax consequences of the Merger generally applicable to EastGroup, LNH and their respective shareholders. This discussion has been prepared by and is based on an opinion rendered by Jaeckle, Fleischmann & Mugel, counsel to LNH, a copy of which is attached as Appendix C.

        Effect of the Merger. LNH has received an opinion from Jaeckle, Fleischmann & Mugel, based on the terms of the Merger Agreement and certain related factual representations and assumptions that:

        (i) The Merger will constitute a reorganization within the meaning of section 368(a) of the Code, and EastGroup, LNH and Sub will each be a party to the reorganization within the meaning of section 368(b) of the Code.

        (ii) No gain or loss will be recognized by EastGroup, LNH or Sub in the Merger.

        (iii) No gain or loss will be recognized by the holders of LNH Shares upon their receipt of EastGroup Shares in exchange for their LNH Shares, except that holders of LNH Shares who receive cash proceeds from the sale of fractional interests in EastGroup Shares will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to their fractional share interests and such gain or loss will constitute capital gain or loss if their LNH Shares are held as a capital asset at the Effective Time.

        (iv) The aggregate tax basis of the EastGroup Shares (including fractional share interests treated as received) received by the holders of LNH Shares will be the same as the aggregate tax basis of their LNH Shares.

        (v) The holding period of the EastGroup Shares in the hands of the holders of LNH Shares will include the holding period of their LNH Shares, provided such LNH Shares are held as a capital asset at the Effective Time.

        In rendering the foregoing opinions, counsel has relied upon information contained in this document and the Merger Agreement, and upon the representations by EastGroup, Sub and LNH set forth in their respective officers' certificates dated the date of such opinion.


TAXATION OF EASTGROUP

        Since its inception, EastGroup has elected to be taxed as a REIT under the Code. To qualify as a REIT for a taxable year, EastGroup must meet certain requirements. Generally, at the end of each calendar quarter at least 75% of the value of its total assets must consist of real estate assets, cash or governmental securities and not more than 25% of the value of its total assets may consist of securities that are not counted as good assets under the foregoing 75% test. EastGroup may not own more than 10% of the outstanding voting securities of any corporation and may not own securities of any one issuer comprising more than 5% of the total value of its assets; shares of qualified REITs and of certain wholly-owned subsidiaries, such as the Sub, are exempt from these prohibitions.

        The Code also places restrictions on a REIT's sources of income. It requires that in each taxable year at least 95% of EastGroup's gross income be derived from certain real estate activities, plus dividends, interest or gains from disposition of stock or securities. Additionally, gross income from the sale or other disposition of stock and securities held for less than one year and of real property held for less than four years must comprise less than 30% of the gross income for each taxable year of EastGroup. For each taxable year, at least 75% of a REIT's gross income must be derived from specified real estate sources. Real estate income for purposes of those requirements includes gains from the sale of real property not held primarily for sale to customers in the ordinary course of business, dividends on REIT shares, interest on loans secured by mortgages on real property, certain rents from real property and income from foreclosure property. For rents to qualify, they may not be based on the income or profits of any person, except that they may be based on a fixed percentage or percentages of gross income or receipts, and the REIT may not manage the property or furnish services to tenants except (i) through an independent contractor which is paid an arm's-length fee and from which the REIT derives no income, or (ii) for any services performed which are of a type customarily rendered in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant. The requirements that must be satisfied for income to be within the 75% class of gross income are highly technical and not always consistent with normal real estate practice.

        EastGroup must satisfy certain ownership restrictions that limit (i) concentration of ownership of shares by a few individuals and (ii) ownership by or common ownership of EastGroup of its tenants. The shares of EastGroup must be held by at least 100 shareholders. No more than 50% in value of the outstanding shares may be owned actually or constructively by five or fewer individuals or certain other entities at any time during the last half of EastGroup's taxable year. Accordingly, EastGroup's Declaration of Trust, as amended, authorizes EastGroup to redeem its shares if directors are of the good faith opinion that the beneficial ownership of EastGroup has become concentrated to such an extent as to jeopardize its REIT classification. However, because the Code imposes broad attribution rules in determining constructive ownership, no assurances can be given that the restrictions of the Declaration of Trust, as amended, will be effective in maintaining EastGroup's REIT status.

        So long as EastGroup qualifies for taxation as a REIT and distributes at least 95% of its real estate investment trust taxable income (computed without respect to net capital gains or the dividends received deduction) for its taxable year to its shareholders annually, EastGroup will not be subject to federal income tax on that portion of such income distributed to shareholders. Any undistributed taxable income or gain, however, will be taxed to EastGroup at regular corporate rates. In addition, EastGroup may be subject to other special income and excise taxes in certain circumstances.

        If EastGroup fails to qualify as a REIT for any taxable year and certain relief provisions do not apply, EastGroup will be subject to federal income tax (including the alternative minimum tax) on its taxable income at regular corporate rates and it will not receive a deduction for dividends paid to its shareholders. Distributions to shareholders will be taxable as ordinary income to the extent of current and accumulated earnings and profits and, subject to certain limitations, will be eligible for the corporate dividends received deduction, but there can be no assurance that any such distributions would be made. Failure to qualify as a REIT could result in EastGroup significantly reducing its distributions and incurring substantial indebtedness or liquidating substantial investments in order to pay the resulting taxes. In addition, EastGroup would not be eligible to elect REIT status for the four subsequent taxable years, unless its failure to qualify was due to reasonable cause, and not to willful neglect, and certain other requirements were satisfied. In order to renew its REIT qualification, EastGroup would be required to distribute all of its current and accumulated earnings and profits, which distributions would be taxable as ordinary income to its shareholders, and EastGroup might be subject to taxation on any unrealized gain inherent in its assets.

TAXATION OF THE SHAREHOLDERS OF A REIT

        Distributions made to its shareholders out of current or accumulated earnings and profits of EastGroup (including earnings and profits from LNH) will generally be taxed to them as ordinary income. A distribution by EastGroup of net capital gains will generally be treated as a capital gain to shareholders to the extent properly designated by EastGroup as a capital gain dividend. Capital gains of corporations are generally taxed in the same manner as ordinary income except that capital losses are deductible only to the extent of capital gains. Under Section 291 of the Code, however, corporate shareholders may be required to treat up to 20% of any such capital gain as ordinary income. For noncorporate taxpayers, net capital gains are taxed at a maximum rate of 28%, while short-term capital gains and ordinary income are taxed at a maximum rate of 39.6%. However, because of certain limitations on itemized deductions and personal exemptions, the effective rate may be higher in certain circumstances. Except to a very limited extent, capital losses of noncorporate taxpayers are deductible only to the extent of capital gains. Neither distributions of earnings and profits nor capital gains dividends are eligible for the dividends-received deduction for corporations. Any loss on a sale of shares of a REIT which were held for six months or less and with respect to which a capital gain dividend was received will be treated as a long-term capital loss, up to the amount of the capital gain dividend received with respect to such shares. A distribution in excess of current or accumulated earnings and profits will constitute a nontaxable return of capital, to the extent of the shareholder's basis in his shares of the REIT, and is applied to reduce the shareholder's basis in such shares. To the extent such a distribution is greater than such basis, it will be treated as capital gain to those shareholders holding their shares as capital assets. EastGroup will notify each shareholder as to the portions of each distribution which, in its judgment, constitute ordinary income, capital gain or return of capital. Should EastGroup incur ordinary or capital losses, shareholders will not be entitled to include such losses in their own income tax returns.

        THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. IT DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX ASPECTS OF THE MERGER OR REIT OPERATIONS. THE DISCUSSION IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. THE OPINIONS OF COUNSEL DESCRIBED ABOVE ARE NOT BINDING UPON THE INTERNAL REVENUE SERVICE AND NO RULINGS OF THE INTERNAL REVENUE SERVICE HAVE BEEN OR WILL BE SOUGHT OR OBTAINED. THERE IS NO ASSURANCE THAT THE INTERNAL REVENUE SERVICE WILL AGREE WITH THE OPINIONS DESCRIBED ABOVE. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. ANY SUCH CHANGE MAY OR MAY NOT BE RETROACTIVE AND COULD AFFECT THE TAX CONSEQUENCES OF THE MERGER AND QUALIFICATION AND TAXATION OF EASTGROUP AS A REIT. EACH HOLDER OF LNH SHARES SHOULD CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER

AND THE OWNERSHIP OF EASTGROUP SHARES TO SUCH HOLDER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.


ACCOUNTING TREATMENT

        The Merger will be accounted for as a "purchase" transaction.


NO DISSENTERS' RIGHTS

        Shareholders of LNH who vote against the Merger (or abstain or fail to vote at all) will nevertheless be bound by the results of the vote if LNH's shareholders approve the Merger. Dissenting shareholders do not have appraisal rights in connection with the Merger.


RESTRICTIONS ON RESALES OF SECURITIES

        The EastGroup Shares to be issued pursuant to the Merger Agreement have been registered under the Securities Act. Under present law, any public reoffering or sale of such shares by any person who is not an "affiliate" of LNH at the time the Merger Agreement is submitted to a vote of LNH's shareholders will not have restrictions thereon. Also, under present law, any public reoffering or sale of such shares by any person who is an "affiliate" of LNH at the time the Merger Agreement is submitted to a vote of LNH's shareholders ("LNH Affiliate") will require either (i) the further registration of such shares under the Securities Act, (ii) compliance with Rule 145 promulgated under the Securities Act, which permits sales under certain conditions, as discussed below, or (iii) the availability of another exemption from such further registration. In very general terms, under Rule 145, assuming that the LNH Affiliate is not, at any time, an affiliate of EastGroup, the LNH Affiliate may publicly sell such EastGroup Shares if the LNH Affiliate:
(1) (a) sells during any three-month period no more than the number of EastGroup Shares permitted under Rule 144(e) (which is generally the greater of (i) 1% of the total number of EastGroup Shares outstanding, or (ii) the average weekly volume of trading of EastGroup Shares for the four calendar weeks prior to the sale); (b) sells in a "brokers' transaction" (which means, generally, that the broker can do no more than execute the order as agent for the seller, can receive no more than the usual broker's commission, cannot solicit orders to buy in connection with the transaction, and does not believe that the seller is an underwriter of the securities being sold); (c) does not solicit orders to buy in connection with the transaction and does not make any payment in connection with such sale to anyone other than the selling broker; and (d) sells at a time when there is adequate current public information about EastGroup (which will be satisfied so long as EastGroup Shares remain registered under the Exchange Act and EastGroup continues to file the necessary reports under the Exchange Act); or (2) (a) holds the EastGroup Shares for at least two years and (b) sells at a time where there is adequate public information about EastGroup (as in 1(d) above); or (3) holds the EastGroup Shares for at least three years.

BOARD OF TRUSTEES AND MANAGEMENT OF EASTGROUP

        The following table describes the present trustees and executive officers of EastGroup:

     Name, Position and Tenure with                              Principal Occupation and Business
               EastGroup                        Age            Experience for the Past Five Years (1)
------------------------------------------      ---      --------------------------------------------------
Leland R. Speed                                  62      Chief Executive Officer of LNH since 1992, EB from
        Chief Executive Officer since 1988               1993 to 1995, Eastover from 1977 to 1994, Congress
        and Managing Trustee since 1978                  Street from 1984 to 1994, EastPark Realty Trust from
                                                         1983 to 1990, Rockwood National Corporation from 1980
                                                         to 1994, Parkway and EastGroup.(2)(3)(4)

David H. Hoster II                               50      Executive Vice President of EB until 1995, Parkway,
        President and Trustee since 1993                 Congress Street and Eastover until 1994; President of
                                                         EastGroup since 1993 and Executive Vice President of
                                                         EastGroup from 1988 to 1993 and Rockwood National
                                                         Corporation from 1988 to 1994; President of EastPark
                                                         Realty Trust from 1976 to 1990; Executive Vice
                                                         President of LNH until 1995 and President of LNH
                                                         since 1995.(2)(3)(4)

N. Keith McKey                                   44      Executive Vice President since 1993 and Chief
        Executive Vice President, Chief                  Financial Officer of EastGroup since 1992; Senior
        Financial Officer and Secretary                  Vice President since 1988 and Chief Financial Officer
        since 1993                                       and Secretary since 1992; Executive Vice President of
                                                         Parkway from 1993 to 1994 and Chief Financial Officer
                                                         of Parkway from 1992 to 1994; Senior Vice President
                                                         of Congress Street and Eastover until 1994; Chief
                                                         Financial Officer and Secretary of Congress Street
                                                         and Eastover from 1992 to 1994; Senior Vice President
                                                         until 1994 and Chief Financial Officer and Secretary
                                                         from 1992 to 1994 of Rockwood National
                                                         Corporation.(2)(3)(4)

Alexander G. Anagnos                             68      Financial Advisor with WR Family Associates.
        Trustee since 1994

     Name, Position and Tenure with                              Principal Occupation and Business
               EastGroup                        Age            Experience for the Past Five Years (1)
------------------------------------------      ---      --------------------------------------------------
H.C. Bailey, Jr.                                 55      President of H.C. Bailey Company (real estate
        Trustee since 1980                               development and investment); President of Bailey
                                                         Mortgage Company (mortgage banking) until 1992;
                                                         Chairman of the Board and Chief Executive Officer and
                                                         President of Security Savings & Loan Association
                                                         until 1992; Director of EB until 1995; Director of
                                                         LNH since 1992.(5)

Harold B. Judell                                 80      Senior partner in the law firm of Foley & Judell LLP
        Trustee since 1981                               (municipal bond attorneys).

David M. Osnos                                   63      Partner in the law firm of Arent, Fox, Kintner,
        Trustee since 1993                               Plotkin & Kahn.

John N. Palmer                                   60      Chairman of Mobile Telecommunication Technologies
        Trustee since 1994                               Corp. since 1989.

_______________________

(1) Unless otherwise stated, each nominee has held the positions indicated for at least the past five years.

(2) Each of these companies was or is primarily engaged in the real estate business.

(3) The Expense-Sharing Participants are the companies that formerly participated in the expense-sharing arrangements described above under "Expense-Sharing Arrangements." The date indicated in the table as the date an executive officer began serving as such for the Expense-Sharing Participants indicates generally that the officer began serving as such for the companies that were participants at that time. Service as an executive officer for a company that became an Expense-Sharing Participant after that date began generally at the time the company became a participant.

(4) Rockwood National Corporation, through its subsidiaries, is engaged in the real estate business in New Orleans, Louisiana. Rockwood National Corporation ceased participating in the expense sharing arrangements described above under "Expense-Sharing Arrangements" on June 28, 1994 and no longer shares common management with EastGroup and LNH.

(5) Security Savings & Loan Association was seized by the Resolution Trust Company in 1992.

INTEREST OF LNH MANAGEMENT AND EASTGROUP IN THE MERGER

        If the Merger is approved and consummated, LNH will be merged with and into Sub, which is a wholly-owned subsidiary of EastGroup. As a result, EastGroup will own all of the assets of LNH.

                           INFORMATION CONCERNING LNH


        The following information regarding LNH is supplementary to the information contained in LNH's Annual Report to Shareholders for the year ended December 31, 1994 and LNH's Form 10-QSB for the quarter ended September 30, 1995, which accompany this Proxy Statement/Prospectus and are incorporated herein by reference. Shareholders should refer to the Annual Report and Form 10-QSB for financial statements regarding LNH and Management's Discussion and Analysis of Financial Condition and Results of Operations with respect to LNH.

Recent Developments

        Cowesett Mortgage. As disclosed in LNH's most recent Form 10-Q, the borrower with respect to the mortgage secured by the Cowesett Corners Shopping Center in Warwick, Rhode Island, petitioned for relief under Chapter 11 of the United States Bankruptcy Code on February 11, 1995. After various motions with respect to whether LNH and its co-investor should be able to foreclose on the Cowesett Corners Shopping Center and sell it at public auction, an agreement was reached and approved by the Court pursuant to which the Cowesett Corners Shopping Center was to be sold to an unrelated third party and LNH and its co-investor would release their lien on the Cowesett Corners Shopping Center in return for a cash payment of $13,250,000, of which $6,625,000 was to be paid to LNH. The potential purchaser of the Cowesett Corners Shopping Center decided not to proceed with the transaction. Because the proposed sale did not take place by the November 30, 1995 deadline, LNH and its co-investor foreclosed their lien on the property and took title to the property on December 1, 1995.

        Liberty Corners. On December 6, 1995, LNH's management and Audit Committee, based upon management's evaluation of operations in 1995 to date and projected operations for 1996, decided to record a write-down with respect to LNH's carrying value of the Liberty Corners Shopping Plaza to $4,650,000. This write-down will be reflected in the Company's December 31, 1995 financial statements. The resulting carrying value of Liberty Corners is management's best estimate of the property's net realizable value.

                        INFORMATION CONCERNING EASTGROUP

        The following information regarding EastGroup is supplementary to the information contained in EastGroup's Annual Report or Form 10-K and Annual Report to Shareholders for the year ended December 31, 1994 and EastGroup's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995, which are incorporated herein by reference.

Recent Developments

        Purchase of LNH Shares. In April 1995, EastGroup purchased 383,775 shares (17.4%) of LNH for $7.50 per LNH Share in cash and a one-half interest of LNH REIT Managers. As a result of this purchase, EastGroup owns 515,200 LNH Shares (23.42%). See "The Merger -- Background of the Merger."

        Purchase of Shares of Copley Properties, Inc. In April 1995, EastGroup acquired 187,000 shares (5.2%) of common stock, $1.00 par value per share, of Copley Properties, Inc. ("Copley"), a Boston-based REIT with a portfolio of 13 industrial properties and two office buildings located in Maryland, Georgia, Florida, Arizona and California. On May 24, 1995, EastGroup proposed an offer to merge with Copley pursuant to which Copley shareholders would receive an amount of EastGroup Shares having a value of $12.00 for each Copley share held by such shareholder. After not receiving a formal response from Copley, EastGroup withdrew its offer on June 8, 1995. Since then, EastGroup purchased an additional 342,000 shares of Copley increasing EastGroup's ownership to 529,000 shares of Copley (14.76%). On November 15, 1995, EastGroup made a preliminary proposal to Copley pursuant to which Copley would be merged into EastGroup or a wholly-owned subsidiary of EastGroup in a transaction in which each Copley share would be converted into EastGroup shares with a value of $13.50 to $14.00.

        Purchase of Additional Building at JetPort Commerce Park. In September 1995, EastGroup acquired a 75 percent ownership interest in a 40,200 square foot multi-tenant industrial building at the JetPort Commerce Park, located in Tampa, Florida, for a purchase price of approximately $807,000. This acquisition increases EastGroup's ownership to nine buildings at the JetPort Commerce Park with a total of 219,900 square feet and also increases EastGroup's ownership of industrial facilities in the Tampa market to 515,900 square feet.

        Sale of SunChase Apartments. In October 1995, EastGroup sold SunChase Apartments, a 224 unit apartment complex located in Corpus Christi, Texas, for an aggregate purchase price of $4,580,000 in cash. As a result of this sale, EastGroup will record a gain of approximately $1,895,000 ($0.45 per EastGroup Share) in the fourth quarter of 1995. The net proceeds from this sale were used to reduce EastGroup's outstanding variable rate debt.

        Sale of Cascade VII. In October 1995, EastGroup sold Cascade VII, a 20,000 square foot office building in Columbus, Ohio, for $1,600,000 which resulted in no gain or loss on the transaction. The net proceeds from this sale were used to reduce EastGroup's outstanding variable rate debt.

                          MARKET PRICES AND DIVIDENDS


EASTGROUP SHARES

        On May 3, 1994 EastGroup Shares became listed on the NYSE under the symbol "EGP." Prior to this date EastGroup Shares were listed on the American Stock Exchange under the symbol "EGP." As of December 19, 1995, there were 4,231,656 EastGroup Shares outstanding held of record by approximately 802 shareholders.

        The following table sets forth the high and low sales prices during and the cash distributions paid by EastGroup for the calendar quarters specified:

                                                                                          Distribution
Quarter Ended                                                 High          Low          Paid Per Share
-----------------------------------------------------        ------       -------        --------------
March 31, 1993  . . . . . . . . . . . . . . . . . . .        $20-1/4      $16-1/2             $0.38
June 30, 1993 . . . . . . . . . . . . . . . . . . . .         19-1/8       17                  0.38
September 30, 1993  . . . . . . . . . . . . . . . . .         23-5/8       18-1/4              0.38
December 31, 1993 . . . . . . . . . . . . . . . . . .         24-1/4       20-1/8              0.41
March 31, 1994  . . . . . . . . . . . . . . . . . . .         21-1/8       19                  0.43
June 30, 1994 . . . . . . . . . . . . . . . . . . . .         20-7/8       18-1/4              0.43
September 30, 1994  . . . . . . . . . . . . . . . . .         19-7/8       18-3/8              0.43
December 31, 1994 . . . . . . . . . . . . . . . . . .         19-3/4       16-1/2              0.45
March 31, 1995  . . . . . . . . . . . . . . . . . . .         19-5/8       17-1/4              0.45
June 30, 1995 . . . . . . . . . . . . . . . . . . . .         20           18-3/8              0.45
September 30, 1995  . . . . . . . . . . . . . . . . .         20-3/4       19                  0.47
December 31, 1995 . . . . . . . . . . . . . . . . . .         22-3/8       20-1/4              0.47
        (through December 21, 1995)

        On September 5, 1995, the most recent trading day on which EastGroup Shares traded prior to the public announcement as to the agreement in principle between EastGroup and LNH regarding the Merger (which occurred on September 6, 1995), the closing price for EastGroup Shares on NYSE was $19.875. On December 4, 1995, the most recent trading day on which EastGroup Shares traded prior to the public announcement as to the revised agreement in principle between EastGroup and LNH regarding the Merger (which occurred on December 6, 1995), the closing price for EastGroup Shares on NYSE was $21.00. As of December 21, 1995, the most recent trading day as to which it is practicable to provide market price information, the closing price for EastGroup Shares on NYSE was $20.875 per share.

LNH SHARES

        LNH Shares are traded on the NYSE under the symbol "LHC." As of December 19, 1995 there were 2,200,000 LNH Shares outstanding held of record by approximately 515 shareholders.

        The following table sets forth, for the periods indicated, the high and low sales prices for LNH Shares and the cash distributions paid by LNH for the calendar quarters specified:

                                                                                          Distribution
Quarter Ended                                                 High          Low          Paid Per Share
-----------------------------------------------------        ------       -------        --------------
March 31, 1993  . . . . . . . . . . . . . . . . . . .        $10-3/4       $8                $2.14
June 30, 1993 . . . . . . . . . . . . . . . . . . . .          8-3/4       7-7/8              0.14
September 30, 1993  . . . . . . . . . . . . . . . . .          9-5/8       7-3/4              0.14
December 31, 1993 . . . . . . . . . . . . . . . . . .          9-1/4       8-1/8              0.14
March 31, 1994  . . . . . . . . . . . . . . . . . . .          8-7/8       7-7/8              0.14
June 30, 1994 . . . . . . . . . . . . . . . . . . . .          8-7/8       7-3/4              0.14
September 30, 1994  . . . . . . . . . . . . . . . . .          9-1/4       6-1/2              1.59
December 31, 1994 . . . . . . . . . . . . . . . . . .          7           6-1/8              0.09
March 31, 1995  . . . . . . . . . . . . . . . . . . .          6-3/4       5-3/4              0.75
June 30, 1995 . . . . . . . . . . . . . . . . . . . .          6-3/4       6                  0.09
September 30, 1995  . . . . . . . . . . . . . . . . .          7-1/2       6-1/8              0.09
December 31, 1995   . . . . . . . . . . . . . . . . .          7-3/4       7-1/8              0.15
        (through December 21, 1995)


        On September 5, 1995, the most recent trading day on which LNH Shares were traded prior to the public announcement that EastGroup and LNH had reached an agreement in principle with respect to the Merger (which occurred on September 6, 1995), the closing price for LNH Shares was $6.50. On December 5, 1995, the most recent trading day on which LNH Shares traded prior to the public announcement as to the revised agreement in principle between LNH and EastGroup regarding the Merger (which occurred on December 6, 1995), the closing price for LNH Shares on NYSE was $7.125. On December 21, 1995, the most recent trading day as to which it is practicable to provide market price information, the closing price for LNH Shares was $7.50.

                      DIFFERENCES IN SHAREHOLDERS' RIGHTS


        The rights of holders of LNH Shares are governed by the provisions of the LNH Articles originally filed December 23, 1980, and by the Bylaws of LNH, as amended (the "Bylaws"), as well as by the Maryland General Corporation Law and other Maryland law. If the Merger is consummated, shareholders of LNH (other than those holding fewer than three shares on the Record Date) will become shareholders of EastGroup, and their rights as such will be governed by the EastGroup Declaration, and Trustees' Regulations, as amended (the "EastGroup Regulations"), as well as by the Maryland General Corporation Law, the Maryland Real Estate Investment Trusts Law and other Maryland law.

        The rights of LNH shareholders differ in certain respects from the rights they will have if they become shareholders of EastGroup pursuant to the Merger. A summary of some of these differences is set forth below. This summary is not intended in any way to be a complete description of all such differences.

Capital Stock. The LNH Articles authorize LNH to issue 15,000,000 LNH Shares. As of December 19, 1995, 2,200,000 LNH Shares were issued and outstanding. EastGroup is presently authorized to issue up to 10,000,000 EastGroup Shares, of which 4,231,656 were issued and outstanding as of December 19, 1995.

Voting. Under the LNH Bylaws, the presence, in person or by proxy, of the holders of a majority of the outstanding LNH Shares constitutes a quorum at any shareholders' meeting. The LNH Articles and LNH Bylaws do not restrict the matters on which shareholders of LNH may vote. The LNH Articles further provide that, notwithstanding any other provision of the Maryland General Corporation Law, an action shall be valid and effective if authorized by the affirmative vote of the holders of a majority of the LNH Shares outstanding and entitled to vote.

        In all elections for directors of LNH, shareholders of LNH are entitled to cumulate their votes. Each LNH Share may be voted for as many individuals as there are directors to be elected and for whose election the LNH Share is entitled to vote.

        Under the EastGroup Declaration, a majority of the outstanding EastGroup Shares represented in person or by proxy shall constitute a quorum at any meeting. The EastGroup Declaration authorizes shareholders to vote on the election and removal of trustees, amendment of the EastGroup Declaration and termination of EastGroup, but no other matters. The affirmative vote of the holders of not less than two-thirds of the EastGroup Shares then outstanding shall be necessary to remove a trustee, amend the EastGroup Declaration and terminate EastGroup.

        In the case of the election of trustees, shareholders of EastGroup are also entitled to cumulate their votes. Each shareholder of EastGroup is entitled to as many votes as shall equal the number of EastGroup Shares owned by him or her multiplied by the number of trustees to be elected, and each such shareholder may cast all of such votes for a single candidate for trustee or may distribute them among any two or more of the candidates as such shareholder may determine in his or her discretion. The candidates receiving the highest number of votes, up to the number of trusteeships to be filled in the election, shall be elected.

Special Meetings of Shareholders. Pursuant to the LNH Bylaws, special meetings of the LNH shareholders may be called at any time in the interval between annual meetings by the Chairman of the Board of Directors or the President or by a majority of the Board of Directors by vote at a meeting thereof or in writing. The written request must be addressed to the Secretary of LNH. The EastGroup Declaration provides that special meetings of shareholders may be called by any trustee or officer upon the written request of shareholders holding not less than 25 percent of the outstanding EastGroup Shares. Additionally, the Maryland General Corporation Law provides that a special meeting may be called by the President, the Board of Directors or Trustees or on the written request of stockholders entitled to cast at least 25 percent of all the votes entitled to be cast at the special meeting.

Term of Office. Directors of LNH and trustees of EastGroup are each elected for one year terms and must stand for reelection annually. As of the date of this Proxy Statement/Prospectus, LNH had four directors and EastGroup had seven trustees.


                   DESCRIPTION OF CAPITAL STOCK OF EASTGROUP


        EastGroup is authorized to issue up to 10,000,000 EastGroup Shares. Holders of the EastGroup Shares will be entitled to receive such dividends as may be declared from time to time by the trustees out of funds legally available therefor. All of the issued and outstanding EastGroup Shares are fully paid and non-assessable and have equal voting, distribution and liquidation rights. EastGroup Shares shall not be subject to call or redemption; provided, however, if the EastGroup trustees determine that the direct or indirect ownership of EastGroup Shares has or may become concentrated to an extent which threatens EastGroup's status as a REIT, the trustees may call for the redemption of a number of EastGroup Shares.

        Each EastGroup Share is entitled to one vote on matters put to a vote of the shareholders, except that in the election of trustees, shareholders shall have cumulative voting rights. This means an EastGroup shareholder is entitled to as many votes as equal the number of EastGroup Shares owned by him or her multiplied by the number of trustees to be elected. Shareholders may cast all their votes for one trustee candidate or distribute the votes as they so determine.

                           INDEMNIFICATION PROVISIONS


        Under the EastGroup Declaration, EastGroup is required to indemnify its trustees and officers to the fullest extent permitted by Maryland law as currently existing or later amended (but in the case of such amendment, only to the extent that it permits broader indemnification rights than permitted prior to such amendment). Each trustee and officer of EastGroup has a written agreement with EastGroup which requires, among other things, that EastGroup shall indemnify the trustee or officer to the fullest extent permitted under Maryland law. The EastGroup Declaration provides that its trustees shall not be personally liable to EastGroup or its shareholders except for acts, omissions or errors constituting bad faith, willful misfeasance, gross negligence or reckless disregard of a trustee's duties. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers and controlling persons of EastGroup pursuant to the foregoing provisions or otherwise, EastGroup has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                                    EXPERTS


        The consolidated financial statements of EastGroup as of December 31, 1994 and 1993, and for each of the years in the three year period ended December 31, 1994, have been incorporated by reference in the Proxy Statement/Prospectus and the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein.

        The consolidated financial statements of LNH REIT, Inc. appearing in LNH REIT, Inc.'s Annual Report (Form 10-KSB) for the years ended December 31, 1994 and 1993, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference.

        The financial statements referred to above are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.


                                 LEGAL OPINIONS


        The validity of the EastGroup Shares being offered hereby has been passed upon for EastGroup by Jaeckle, Fleischmann & Mugel. Jaeckle, Fleischmann & Mugel has also passed upon the significant federal income tax consequences of the Merger to the holders of LNH Shares.

                            REPORTS TO SHAREHOLDERS


        EastGroup will provide shareholders with annual reports containing financial statements reported upon by independent auditors, and also unaudited quarterly statements of operations.


                                 OTHER MATTERS


        The management of the LNH does not know of any other matters to come before the Meeting. However, if any other matters come before the Meeting, it is the intention of the persons designated as proxies to vote in accordance with their judgment on such matters.

        A portion of the expense of preparing, printing and mailing the form of proxy and the material used in the solicitation thereof initially will be borne by LNH, but ultimately will be borne, directly or indirectly, by EastGroup if the Merger is consummated. If the Merger is not consummated, LNH would bear all expenses it incurred relating to this Proxy Statement/Prospectus.

        In addition to solicitation by mail, members of the Board of Directors, officers and regular employees of LNH may solicit the return of proxies by telephone, telegram and personal interview.

        LNH may require brokers, custodians, nominees and other record holders to forward copies of this Proxy Statement/Prospectus to persons for whom they hold LNH Shares and to seek authority for the execution of proxies; in such cases, LNH will reimburse such holders for their charges and expenses. LNH has retained Beacon Hill Partners, Inc. ("Beacon Hill") to assist with the solicitation of proxies and will pay Beacon Hill a fee of $3,000 (subject to increase for additional services such as telephone solicitation) plus reimbursement for out of pocket expenses for its services.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                               ----
Pro Forma Consolidated Balance Sheet
        as of September 30, 1995 (unaudited)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-2
Notes to Pro Forma Consolidated Balance Sheet
        as of September 30, 1995 (unaudited)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-3
Pro Forma Consolidated Statement of Operations for the year
        ended December 31, 1994 (unaudited) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-4
Pro Forma Consolidated Statement of Operations
        for the nine months ended September 30, 1995 (unaudited)  . . . . . . . . . . . . . . . . . . . . . .   F-5
Notes to Pro Forma Consolidated Statements of Operations (unaudited)  . . . . . . . . . . . . . . . . . . . .   F-6

EASTGROUP PROPERTIES
PRO FORMA CONSOLIDATED BALANCE SHEET (Unaudited)
As of September 30, 1995


     The following unaudited pro forma consolidated balance sheet sets forth the effect of the EastGroup Properties merger with LNH REIT, Inc. as if the merger had been consummated on September 30, 1995. The pro forma consolidated balance sheet has been prepared by management of EastGroup based upon the historical financial statements of EastGroup and LNH REIT. This pro forma consolidated balance sheet may not be indicative of the results that actually would have occurred if the merger had been in effect on the dates indicated or which may be obtained in the future. The pro forma consolidated balance sheet should be read in conjunction with the other financial statements and the notes to the financial statements of EastGroup and LNH REIT incorporated by reference herein.


                                                  EastGroup September          LNH
                                                        30, 1995        September 30, 1995     Pro Forma      Pro Forma
                                                      (Historical)         (Historical)       Adjustments   Consolidated
                                                    ----------------     ----------------     -----------   ------------
                                                                     (In thousands, except per share data)
ASSETS
  Real estate properties (net of accumulated
    depreciation)                                       $139,271         $11,123            $ (2,924)(1)    $147,470
  Mortgage loans (net of allowance for losses)             5,984          12,856              (3,298)(1)      15,542
  Land and land purchase leasebacks                        1,327                                               1,327
  Investment securities                                    6,150             675                               6,825
  Equity method investments                                4,009                              (4,009)(1)           0
  Cash and cash equivalents                                  159           1,322                               1,481
  Other assets                                             3,493             445                 (24)(2)       3,914
                                                        --------          ------            --------        --------
                                                        $160,393         $26,421            $(10,255)       $176,559
                                                        ========          ======            ========        ========
LIABILITIES
  Mortgage notes payable                                $ 62,202                                            $ 62,202
  Notes payable to banks                                  13,835                                              13,835
  Accounts payable and accrued expenses                    2,189          $1,064                $(24)(2)       3,229
  Minority interest                                          922           1,480                               2,402
                                                        --------          ------            --------        --------
                                                          79,148           2,544                 (24)         81,668
                                                        --------          ------            --------        --------
SHAREHOLDERS' EQUITY
  Shares of beneficial interest                            4,227           1,100              (1,100)(1)       4,877
                                                                                                 650 (1)
  Additional paid-in-capital                              68,269          25,169             (25,169)(1)      81,265
                                                                                              12,996 (1)
  Unrealized gain (loss) on securities                        (2)            506                (506)(1)          (2)
  Undistributed earnings (deficit)                         8,751          (2,898)              2,898           8,751
                                                        --------          ------            --------        --------
                                                          81,245          23,877             (10,231)         94,891
                                                        --------          ------            --------        --------
                                                        $160,393         $26,421            $(10,255)       $176,559
                                                        ========          ======            ========        ========

Book value per share                                    $  19.22          $10.85                            $  19.46
Shares outstanding (In thousands)                          4,227           2,200                               4,877

EASTGROUP PROPERTIES
NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET (Unaudited)
As of September 30, 1995

(1) EastGroup issues 649,827 shares of stock to all LNH REIT shareholders (except for EastGroup) in exchange for all LNH REIT shares outstanding. The 515,200 LNH REIT shares owned by EastGroup (representing 23.42% of the total shares outstanding) are retired. The merger with LNH REIT is accounted for under the purchase method of accounting.

LNH REIT shares outstanding                                 2,200,000
Less LNH REIT shares owned by EastGroup                      (515,200)
                                                         ------------
                                                            1,684,800
Exchange ratio (8.10/21.00)                                     .3857
                                                         ------------
New EastGroup shares issued                                   649,827
Market value per EastGroup share at date of merger       $      21.00
                                                         ------------
                                                         $ 13,646,000
EastGroup's investment in LNH at
September 30, 1995                                          4,009,000
                                                         ------------
EastGroup's cost of LNH REIT's net assets                $ 17,655,000
                                                         ============


     The difference between LNH's book value and EastGroup's cost is allocated to LNH's real estate and mortgage loans based upon relative fair values.

Cost                                                     $ 17,655,000
Book value                                                 23,877,000
                                                         ------------
Difference                                               $ (6,222,000)
                                                         ============

     Difference is allocated as follows:
     Real estate                                         $ (2,924,000)
     Mortgage loans                                        (3,298,000)
                                                         ------------
                                                         $ (6,222,000)
                                                         ============


(2) Eliminate LNH's management fee payable to EastGroup against EastGroup's management fee receivable.

EASTGROUP PROPERTIES
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
For the year ended December 31, 1994


     The following unaudited pro forma consolidated statements of operations for the year ended December 31, 1994 and the nine months ended September 30, 1995 set forth the affect of EastGroup's proposed merger with LNH REIT as if these transactions had been consummated on January 1, 1994. These pro forma consolidated statements of operations have been prepared by management of EastGroup based upon historical statements of operations of EastGroup and LNH REIT. These pro forma statements of operations may not be indicative of the results that actually would have occurred if the transactions had been in effect on the dates indicated or which may be obtained in the future. These pro forma statements of operations should be read in conjunction with their notes and the other financial statements and notes to the financial statements of EastGroup and LNH REIT incorporated by reference herein.

                                                       EastGroup              LNH
                                                      December 31,        December 31,
                                                         1994                 1994            Pro Forma           Pro Forma
                                                     (Historical)          (Historical)      Adjustments         Consolidated
                                                     ---------------    -----------------    -----------         ------------
                                                                      (In thousands, except per share data)
REVENUES
  Income from real estate operations                     $23,194              $1,249                              $ 24,443
  Land rents                                                 398                                                       398
  Equity in earnings of real estate investment
    trust                                                    123                                $(123)  (1)              0
  Interest:
    Mortgage loans                                         1,041                 574                                 1,615
    Other                                                     13                 101                                   114
  Other                                                      126                 226             (107)  (2)            245
                                                         -------              ------            -----             --------
                                                          24,895               2,150             (230)              26,815
                                                         -------              ------            -----             --------
EXPENSES
  Management fees                                                                338             (338)  (3)              0
  Operating expenses from real estate
    operations                                             9,741                 605                                10,346
  Interest expense                                         3,747                                  224   (4)          3,971
  Depreciation and amortization                            4,481                 277                                 4,758
  Minority interests in joint ventures                       163                  54                                   217
  General and administrative expenses                      2,046                 227              125   (5)          2,398
  Stock appreciation rights and incentive
    compensation recovery                                   (129)                                                     (129)

  Provision for possible losses                                                  525                                   525
                                                         -------              ------            -----             --------
                                                          20,049               2,026               11               22,086
                                                         -------              ------            -----             --------
    Income from operations                                 4,846                 124             (241)               4,729
                                                         -------              ------            -----             --------
GAIN ON INVESTMENT
  Real estate and mortgage loans                           2,322                 135                                 2,457
                                                         -------              ------            -----             --------
                                                           2,322                 135                0                2,457
                                                         -------              ------            -----             --------
  NET INCOME                                             $ 7,168              $  259            $(241)            $  7,186
                                                         =======              ======            =====             ========
  Income from operations                                 $  1.18              $ 0.06                                 $0.99
  Gain on investments                                       0.56                0.06                                 0.52
                                                         -------              ------                              --------
    Net income per share
                                                         $  1.74              $ 0.12                                 $1.51
                                                         =======              ======                              ========
WEIGHTED AVERAGE SHARES
  OUTSTANDING                                              4,114               2,200                    (6)          4,763
                                                         =======              ======                              ========

EASTGROUP PROPERTIES
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
For the nine months ended September 30, 1995


                                                        EastGroup              LNH
                                                      September 30,       September 30,
                                                          1995                1995            Pro Forma           Pro Forma
                                                       (Historical)        (Historical)      Adjustments         Consolidated
                                                     --------------      --------------      -----------         ------------
                                                                      (In thousands, except per share data)
REVENUES
  Income from real estate operations                     $21,427             $1,083                                $22,510

  Land rents                                                 177                                                       177

  Equity in earnings of real estate investment
    trust                                                    167                                $(167)  (1)              0

  Interest:
    Mortgage loans                                           800                510                                  1,310
    Other                                                                        41                                     41

  Other                                                      224                 43               (91)  (2)            176
                                                         -------             ------             -----              -------
                                                          22,795              1,677              (258)              24,214
                                                         -------             ------             -----              -------
EXPENSES

  Management fees                                                               221              (221)  (3)              0
  Operating expenses from real estate
    operations                                             8,762                400                                  9,162
  Interest expense                                         4,508                                   67   (4)          4,575

  Depreciation and amortization                            4,371                273                                  4,644
  Minority interest in joint ventures                        185                 73                                    258
  Recovery of possible losses                                                  (250)                                  (250)

  General and administrative expenses                      1,604                353                95   (5)          2,052
                                                         -------             ------             -----              -------
                                                          19,430              1,070               (59)              20,441
                                                         -------             ------             -----              -------
    Income from operations                                 3,365                607              (199)               3,773
                                                         -------             ------             -----              -------

GAIN ON INVESTMENTS
  Real estate and mortgage loans                           1,451                535                                  1,986
                                                         -------             ------             -----              -------
                                                           1,451                535                 0                1,986
                                                         -------             ------             -----              -------
  NET INCOME                                             $ 4,816             $1,142             $(199)             $ 5,759
                                                         =======             ======             =====              =======


  Income from operations                                 $  0.80             $ 0.28                                $  0.77
  Gain on investments                                       0.34               0.24                                   0.41
                                                         -------             ------                                -------
    Net income per share
                                                         $  1.14             $ 0.52                                $  1.18
                                                         =======             ======                                =======
WEIGHTED AVERAGE SHARES
  OUTSTANDING                                              4,224              2,200                                  4,874
                                                         =======             ======                                =======

EASTGROUP PROPERTIES
NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS


(1) Eliminate equity in earnings of LNH REIT, Inc.

(2) Eliminate equity in earnings of EastGroup Managers, Inc.

(3) Eliminate LNH management fee expense payable to LNH REIT Managers.

(4) Increase interest expense for borrowings to purchase LNH Shares from the Walker Interests.

(5) Eliminate management fee income received from LNH REIT Managers.

(6) Weighted average EastGroup Shares outstanding were computed as follows:

                                                 Twelve Months                     Nine Months
                                                      Ended                           Ended
                                                 December 31, 1994               September 30, 1995
                                                 -----------------               ------------------
Historical weighted average                          4,113,627                        4,224,403
  EastGroup Shares outstanding

EastGroup Shares issued in                             649,827                          649,827
  merger with LNH REIT
                                                     ---------                        ---------
Pro forma weighted average
  EastGroup Shares outstanding                       4,763,454                        4,874,230
                                                     =========                        =========

                                    PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.         INDEMNIFICATION OF TRUSTEES AND OFFICERS

                 EastGroup's Restated Declaration of Trust, as amended, contains a provision authorizing EastGroup to indemnify and hold harmless, to the fullest extent permitted by Maryland law, trustees and officers involved in an action, suit or proceeding.

                 Section 2-418 of the Maryland General Corporation Law (the "Indemnification Statute"), the law of the state in which EastGroup is organized, empowers a Trust, subject to certain limitations, to indemnify its officers and trustees against expenses, including attorneys' fees, judgments, penalties, fines, settlements and expenses, actually and reasonably incurred by them in any suit or proceeding to which they are parties unless the act or omission of the trustee was material to the matter giving rise to the proceeding and was committed in bad faith, or was the result of active and deliberate dishonesty, or the trustee received an improper personal benefit or, with respect to a criminal action or proceeding, the trustee had no reasonable cause to believe their conduct was unlawful.

                 EastGroup has entered into an indemnification agreement (the "Indemnification Agreement") with each of its trustees and officers, and the Board of Trustees has authorized EastGroup to enter into an Indemnification Agreement with each of the future trustees and officers of EastGroup. The Indemnification Statute permits a corporation to indemnify its trustees and officers. However, the protection that is specifically afforded by the Indemnification Statute authorizes other arrangements for indemnification of trustees and officers, including insurance. The Board of Trustees has approved and the shareholders have ratified the Indemnification Agreement, which is intended to provide indemnification to the maximum extent allowable by, or not in violation of, or offensive to, any law of the State of Maryland.

                 The Indemnification Agreement provides that EastGroup shall indemnify a trustee or officer who is a party to the agreement (the "Indemnitee") if he or she was or is a party to or otherwise involved in any proceeding by reason of the fact that he or she was or is a trustee or officer of EastGroup, or was or is serving at its request in a certain capacity of another entity, against losses incurred in connection with the defense or settlement of such proceeding. This indemnification shall be provided to the fullest extent permitted by Maryland law. This is similar to the indemnification provided by the Indemnification Statute except that indemnification is not available to the Indemnitee who is adjudged liable on the basis that a personal benefit was improperly received or who pays any amount in settlement of a proceeding without EastGroup's written consent.

ITEM 21.         EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

      The following exhibits are filed herewith (or incorporated by reference):

(2) (a) Agreement and Plan of Merger among EastGroup, Sub and LNH dated as of December 22, 1995, attached to the Proxy Statement/Prospectus as Appendix A. EastGroup agrees to furnish supplementally to the SEC upon request a copy of any omitted schedule or exhibit to the Merger Agreement.

    (b) EastGroup's Annual Report on Form 10-K for the year ended December 31, 1994 (incorporated by reference).

    (c) Amendment No. 2 to EastGroup's Registration Statement on Form S-2 (No. 33-70574) filed January 20, 1994 (incorporated by reference).

(3) (a) EastGroup's Declaration of Trust, as amended (incorporated by reference).

    (b) EastGroup's Trustees' Regulations, as amended (incorporated by reference).

(5) Opinion of Jaeckle, Fleischmann & Mugel regarding legality of shares being registered, filed herewith.

(8) Opinion of Jaeckle, Fleischmann & Mugel, as to federal income tax consequences of the Merger, attached to the Proxy
          Statement/Prospectus as Appendix C.

(10)(a) Amendment and Restatement of the Expense-Sharing Agreement among Congress Street Properties, Inc., Eastover Corporation, EastGroup Properties and The Parkway Company dated as of September 1, 1990 (incorporated by reference).

    (b) First Amendment to Amendment and Restatement of Expense-Sharing Agreement among Congress Street Properties, Inc., Eastover Corporation, EastGroup Properties and The Parkway Company dated as of October 1, 1993 (incorporated by reference to Exhibit 10B of EastGroup's Registration Statement on Form S-2 (No. 33-70574) filed October 19, 1993).

    (c) EastGroup Properties 1989 Incentive Plan (incorporated by reference to Exhibit A of EastGroup's proxy statement dated April 26, 1991).

    (d) EastGroup Properties 1991 Trustees Stock Option Plan (incorporated by reference to Exhibit B of EastGroup's proxy statement dated April 26,
          1991).

(11) Statement regarding computation of earnings per share (incorporated by reference to Exhibit (11) of EastGroup's 1993 Annual Report on Form 10-K).

(13)(a) EastGroup's Annual Report to Shareholders for the year ended December 31, 1994 (incorporated by reference).

    (b) LNH's Annual Report to Shareholders for the year ended December 31, 1994 (incorporated by reference).

(22)      Subsidiaries of EastGroup (incorporated by reference).

(24)(a)   Consent of Ernst & Young LLP, filed herewith.

    (b)   Consent of KPMG Peat Marwick LLP, filed herewith.

    (c)   Consent of Rauscher Pierce Refsnes, Inc., filed herewith.

    (d) Consent of Jaeckle, Fleischmann & Mugel, contained in Exhibit 5(a) hereto.

(25)      Powers of Attorney, filed herewith.

(28)(a) Agreement of EastGroup to furnish the SEC with copies of instruments defining the rights of holders of long-term debt (incorporated by reference to Exhibit 28(e) of EastGroup's 1986 Annual Report on Form 10-K).

    (b) Opinion of Rauscher Pierce Refsnes, Inc. as to the fairness of the transaction to LNH shareholders, attached as Appendix B to the Proxy Statement/Prospectus.

    (c)   Form of proxy, filed herewith.


ITEM 22.  UNDERTAKINGS

   EastGroup, the undersigned registrant, hereby undertakes:

   (1) To file, during any period during which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

        (c) To include any additional or changed material information with respect to the plan of distribution.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and, is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

      (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


           Pursuant to the requirements of the Securities Act, the registrant has duly caused the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jackson, State of Mississippi, on December 22, 1995.


                                              EASTGROUP PROPERTIES

                                              By:  /s/ David H. Hoster II
                                                 -----------------------------
                                                   David H. Hoster II, President


                               POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints LELAND R. SPEED and N. KEITH McKEY or either of them, his or her true and lawful attorneys-in-fact for him or her and in his or her name to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full powers of substitution and hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, shall lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

                Signature                                      Title                                     Date
                ---------                                      -----                                     ----
                                             Managing Trustee and Chief Executive          December 22, 1995
/s/ Leland R. Speed                          Officer (Principal Executive Officer)
--------------------------------
Leland R. Speed

                                             Executive Vice President, Chief Financial     December 22, 1995
/s/ N. Keith McKey                           Officer and Secretary (Principal
--------------------------------
N. Keith McKey                               Financial Officer)


/s/ Diane W. Hayman                          Controller (Principal Accounting Officer)     December 22, 1995
--------------------------------
Diane W. Hayman

                Signature                                      Title                                     Date
                ---------                                      -----                                     ----
                                             Trustee                                       December 22, 1995
/s/ Alexander G. Anagnos
-------------------------------
Alexander G. Anagnos


                                             Trustee                                       December   , 1995

-------------------------------
H. C.  Bailey, Jr.


                                             President and Trustee                         December 22, 1995
/s/ David H. Hoster II
-------------------------------
David H. Hoster II

                                             Trustee                                       December 22, 1995

/s/ Harold B. Judell
-------------------------------
Harold B. Judell


                                             Trustee                                       December 22, 1995
/s/ David M. Osnos
-------------------------------
David M. Osnos


                                             Trustee                                       December 22, 1995
/s/ John N. Palmer
-------------------------------
John N. Palmer